UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1999 K Street, N.W.
Fourth Floor
Washington, D.C. 20006

TO HOLDERS OF FARMER MAC
VOTING COMMON STOCK

April 1, 2019

Dear Farmer Mac Stockholder:

The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac") is pleased to invite you to attend Farmer Mac's 2019 Annual Meeting of Stockholders to be held on Thursday, May 9, 2019, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about Farmer Mac and the Annual Meeting of Stockholders. We have also enclosed Farmer Mac's 2018 Annual Report. Although the Annual Report is not proxy soliciting material, we suggest you read it for more information about Farmer Mac. Please complete, sign, date, and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation. The giving of your proxy will not affect your right to vote your shares personally if you attend the meeting. If you plan to attend the meeting, please so indicate on the enclosed proxy card.

Sincerely,

Lowell L. Junkins
Chairman of the Board

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

NOTICE OF ANNUAL MEETING

April 1, 2019

Notice is hereby given that the 2019 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation ("Farmer Mac") will be held on Thursday, May 9, 2019, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006.

As described in the attached Proxy Statement, the meeting will be held for the following purposes:

•
to elect ten directors, five of whom will be elected by holders of Class A Voting Common Stock and five of whom will be elected by holders of Class B Voting Common Stock, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2019;

•	to approve, on an advisory basis, the compensation of Farmer Mac's named executive officers disclosed in the attached Proxy Statement; and

•	to consider and act on any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Please read the attached Proxy Statement for information about the matters to be considered and acted on at the meeting.

Eligible holders of record of Farmer Mac's Class A Voting Common Stock and Class B Voting Common Stock at the close of business on March 8, 2019 are entitled to notice of and to vote at the meeting and any adjournment or postponement of the meeting. For at least ten days before the meeting, a list of Farmer Mac's stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of Farmer Mac between the hours of 9:00 a.m. and 5:00 p.m. local time.

Whether you intend to be present at the meeting or not, please complete and date the enclosed proxy card, sign it exactly as your name appears on the card, and return it in the postage prepaid envelope. This will ensure the voting of your shares if you do not attend the meeting. The giving of your proxy will not affect your right to vote your shares personally if you attend the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FARMER MAC.

By order of the Board of Directors,

Stephen P. Mullery
Secretary

i

ii

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1999 K Street, N.W.
Fourth Floor
Washington, D.C. 20006

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held on May 9, 2019

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors ("Board") of the Federal Agricultural Mortgage Corporation ("Farmer Mac") of proxies from the holders of Farmer Mac's Class A Voting Common Stock and Class B Voting Common Stock (together, "Voting Common Stock"). Farmer Mac is not soliciting proxies from the holders of its Class C Non-Voting Common Stock. The proxies will be voted at Farmer Mac's 2019 Annual Meeting of Stockholders ("Meeting"), to be held on Thursday, May 9, 2019, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006, and at any adjournment or postponement of the Meeting. The Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed to holders of Voting Common Stock on or about April 1, 2019. In this Proxy Statement, "we," "us," and "our" refer to Farmer Mac except as the context otherwise requires or as otherwise noted.

At the Meeting, Farmer Mac's Board will present for a vote the election of ten members to the Board (Proposal 1) and the ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2019 (Proposal 2). The Board will also present for a vote the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers disclosed in this Proxy Statement (Proposal 3). The Board is not aware of any other matter to be presented for a vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for Farmer Mac's Annual Meeting of Stockholders to be held on May 9, 2019: the Proxy Statement, sample proxy cards, and Farmer Mac's 2018 Annual Report are available at www.farmermac.com/investors/financial-information/.

GENERAL INFORMATION

Voting Rights

One of the purposes of the Meeting is to elect ten members to the Board. Title VIII of the Farm Credit Act of 1971, as amended (referred to as Farmer Mac's charter), provides that Farmer Mac's Class A Voting Common Stock may be held only by banks, insurance companies, and other financial institutions or entities that are not Farm Credit System institutions. Farmer Mac's charter also provides that Farmer Mac's Class B Voting Common Stock may be held only by Farm Credit System institutions. Holders of Voting Common Stock who are not eligible holders of that stock may not vote the shares held and should dispose of their stock to eligible holders. Farmer Mac has the right, but not the obligation, to repurchase shares of Voting Common Stock from ineligible holders for book value.

Farmer Mac's charter provides that five members of the Board will be elected by the holders of the Class A Voting Common Stock ("Class A Holders") and that five members of the Board will be elected by the holders of the Class B Voting Common Stock ("Class B Holders"). The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate.

Record Date

The Board has fixed March 8, 2019 as the record date to determine the stockholders entitled to receive notice of and to vote at the Meeting. At the close of business on that date, Farmer Mac had 1,030,780 shares of Class A Voting Common Stock outstanding and 500,301 shares of Class B Voting Common Stock outstanding, which together constitute the only shares of Farmer Mac's outstanding capital stock entitled to vote at the Meeting. See "Stock Ownership of Directors, Director Nominees, Named Executive Officers, and Certain Beneficial Owners—Principal Holders of Voting Common Stock."

Voting

The presence, in person or by proxy, of the holders entitled to vote at least a majority of Farmer Mac's outstanding Voting Common Stock is required for a quorum at the Meeting. Thus, 765,541 shares of Voting Common Stock must be represented by stockholders present at the Meeting or by proxy to have a quorum.

Proposal 1

Under Farmer Mac's charter, the holders of Farmer Mac's Voting Common Stock are entitled to one vote per share, with cumulative voting permitted at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class. All of a stockholder's votes may be cast for a single candidate for director or may be distributed among any number of candidates. Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders. Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders.

A stockholder may withhold a vote from one or more nominees by filling in the circle next to the names of those nominees in the space provided on the proxy card. Under those circumstances, unless other instructions are provided in writing, the stockholder's votes will then be cast evenly among the remaining nominees for its class. We urge stockholders who intend to cumulate their votes for any nominee to read the instructions on the proxy card and to indicate how votes shall be cumulated in the space to the right of the applicable nominee name on the proxy card. The five nominees from each class who receive the greatest number of votes will be elected directors. If one or more of the nominees becomes unavailable for election, the Proxy Committee (described below) will cast votes under the authority granted by the enclosed proxy for any substitute or other nominee as the Board may designate. If proxies are signed and returned but no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted for the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B Voting Common Stock will be voted for the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

The election of directors shall be decided by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election of each class of directors. Votes to withhold from all nominees and broker non-votes (as defined below) will not affect the outcome of the vote of Proposal 1.

Proposals 2 and 3

Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock. The affirmative vote of a majority of the votes cast by the holders of shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting is required for the approval of Proposals 2 and 3. Farmer Mac's Amended and Restated By-Laws ("By-Laws") provide that "votes cast" do not include abstentions and broker non-votes (as defined below).

Shares of Voting Common Stock represented by proxies marked "Abstain" for any proposal presented at the Meeting (other than Proposal 1 for the election of directors) will be counted to determine the presence of a quorum, but will not be voted for or against the proposal. Abstentions will not affect the outcome of the vote of Proposals 2 or 3.

If a holder of Voting Common Stock holds shares through an account with a bank or broker, the voting of the shares by the bank or broker when the holder does not provide voting instructions is governed by the rules of the New York Stock Exchange ("NYSE"), which allow banks and brokers to vote shares in their discretion on "routine" matters for which their customers do not provide voting instructions. On matters considered "non-routine," banks and brokers may not vote shares without a customer's instructions. A "broker non-vote" occurs when a bank or broker holding the shares has not received voting instructions from its customer and either chooses not to vote those shares on a routine matter at a stockholders' meeting, or is not permitted to vote those shares because a proposal is considered a non-routine matter. Broker non-votes will be counted as shares present at the Meeting to determine whether a quorum is present, but will not be voted for or against the related proposal.

The ratification of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2019 is considered a routine matter. Thus, banks and brokers may vote shares on Proposal 2 if they have not received a customer's instructions, and there generally will be no broker non-votes on this proposal unless a bank or broker chooses not to vote shares on Proposal 2.

All other proposals in this Proxy Statement are considered "non-routine" matters, so stockholders must provide their banks or brokers with instructions on how to vote for their shares to be voted. Broker non-votes will not affect the outcome of the vote on Proposal 3 because broker non-votes will not be considered as "votes cast."

Proxy Procedure

Any holder of Voting Common Stock who cannot attend the Meeting in person will be afforded the right to vote through the proxy solicited by the Board. When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board. We urge stockholders to specify their choices by marking the appropriate boxes on the enclosed proxy card.

Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy, and voting in person. Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying Farmer Mac's Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting. Mere attendance at the Meeting, however, will not constitute revocation of a proxy. Written notices revoking a proxy should be sent to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The Proxy Committee consists of four executive officers of Farmer Mac – John C. Covington, R. Dale Lynch, Stephen P. Mullery, and Bradford T. Nordholm – and will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders in the manner specified. The Proxy Committee will also vote the shares represented by proxies in accordance with its members' best judgment on any matters not known when this Proxy Statement was printed that may properly be presented for action at the Meeting.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board has adopted a formal set of standards to form the basis for determinations of director independence prescribed by NYSE listing requirements. To be considered "independent" under these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac or any of its affiliates (as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended, or "Securities Act") other than as a director of Farmer Mac, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Farmer Mac. The Board broadly considers all relevant facts and circumstances in making an independence determination, including the following criteria, as well as the guidance under the NYSE listing standards and any other factors that the Board may deem relevant, in determining whether a director lacks a material relationship with Farmer Mac and therefore is "independent":

(a)
the director is not, and has not been during the preceding three years, an employee of Farmer Mac, and the director has no immediate family member who is, or has been during the preceding three years, an executive officer of Farmer Mac;

(b)
the director has not received, and has no immediate family member who has received, more than $120,000 in direct compensation from Farmer Mac during any twelve-month period within the preceding three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c)
the director is not currently an employee of, and has no immediate family member who is a current partner or executive officer of, any entity that has made payments to, or received payments from, Farmer Mac for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million and (ii) 2% of such other entity's consolidated gross revenues;

(d)
(i) the director is not a current partner or employee of a firm that is Farmer Mac's internal or external auditor; (ii) the director has no immediate family member who is a current partner of such a firm; (iii) the director has no immediate family member who is a current employee of such a firm and personally works on Farmer Mac's audit;

and (iv) the director or an immediate family member was not within the last three years a partner or employee of such a firm and did not personally work on Farmer Mac's audit within that time;

(e)
the director or an immediate family member is not, and has not been during the preceding three years, employed as an executive officer of another company where any of Farmer Mac's present executive officers at the same time serves or served on that company's compensation committee;

(f)
the director is not, and has not been during any of the preceding three fiscal years, affiliated with a tax-exempt organization that received within the preceding three years contributions from Farmer Mac that exceeded in any single fiscal year the greater of (i) $1 million and (ii) 2% of such other organization's consolidated gross revenues;

(g)
the director is not an officer, partner, or employee of, and has no immediate family member who is an officer or partner of, any entity (or affiliate thereof) that (i) is doing business with Farmer Mac (which, for these purposes, includes the origination, or sale to Farmer Mac, of any loans or securities that are currently (A) held on Farmer Mac's balance sheet or (B) off-balance sheet obligations of Farmer Mac), or (ii) holds 5% or greater of Farmer Mac's Class A or Class B Voting Common Stock;

(h)	the director does not hold, and is not a candidate to hold, an elected office of the Federal government;

(i)	the director is not an employee of the Federal government who either is in a position to oversee Farmer Mac's business or is employed by an agency that oversees Farmer Mac's business; and

(j)
the director does not have any other relationships, not described in (a) through (i), with Farmer Mac or the members of management of Farmer Mac or other activities that the Board has determined to be material.

Under these independence criteria, the term "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person's home.

These independence criteria are included in Farmer Mac's Corporate Governance Guidelines available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. These criteria meet or exceed all standards for director independence under applicable rules of the Securities and Exchange Commission ("SEC") and NYSE.

In October 2018, after Lowell L. Junkins ceased serving as Farmer Mac's Acting President and Chief Executive Officer, the Board determined that Mr. Junkins no longer had any material relationship with Farmer Mac or its management other than as a director of Farmer Mac and was therefore independent. In making this determination, the Board considered the guidance under the NYSE listing standards, which provides that employment as an acting executive officer does not disqualify a director from being considered independent following that employment and that the receipt of compensation for former service as an acting executive officer is not required to be considered in determining a director's independence. The Board also considered all direct and indirect transactions and relationships between Mr. Junkins and Farmer Mac and its management in making the determination that Mr. Junkins is independent.

In March 2019, the Board considered all direct and indirect transactions and relationships between each director (either directly or as a partner, stockholder, officer, director, or employee of an entity that has a relationship with Farmer Mac) and Farmer Mac and its management to determine whether any of those transactions or relationships were inconsistent with a determination that the director is independent. As a result of its review, the Board affirmatively determined that each of the following current directors meets the criteria for director independence set forth above and thus is independent: Dennis L. Brack, Chester J. Culver, Richard H. Davidson, James R. Engebretsen, Dennis A. Everson, Sara L. Faivre, Mitchell A. Johnson, Lowell L. Junkins, Clark B. Maxwell, Robert G. Sexton, Bruce J. Sherrick, Keri L. Votruba, and Myles J. Watts. During the same review, the Board determined that Thomas W. Hill and Douglas E. Wilhelm were not independent because Messrs. Hill and Wilhelm are each currently a party to a service agreement with an entity that holds more than 5% of Farmer Mac's Class B Voting Common Stock, under which each of them serves as an employee of the related stockholder. Messrs. Everson and Wilhelm are not standing for re-election at the Meeting. The Board also affirmatively determined that new director nominees Everett M. Dobrinski and Todd P. Ware meet the criteria for director independence set forth above and thus are independent.

In making its independence determinations, the Board considered that because financial institutions are required to own Voting Common Stock to participate in some of Farmer Mac's programs, transactions often occur in the ordinary course of business between Farmer Mac and companies or other entities at which some of the current directors or director nominees are or have been officers or directors. In particular, the Board evaluated for each of Messrs. Brack, Dobrinski, Everson, Sexton, and Ware all transactions between Farmer Mac and the company where each serves as a director. Those transactions included: (i) sales of qualified loans and guarantee and long-term standby purchase commitment transactions under Farmer Mac's Farm & Ranch and Rural Utilities lines of business; (ii) sales of USDA-guaranteed portions under Farmer Mac's USDA Guarantees line of business; (iii) purchases and guarantees of AgVantage bonds by Farmer Mac under its Institutional Credit line of business; and (iv) the annual amount of guarantee and commitment fees paid to Farmer Mac by that company and any servicing or other fees received by that company from Farmer Mac. In each case, the transactions had terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac. The Board affirmatively determined that none of the relationships were material under the independence criteria. For more information about transactions between Farmer Mac and entities affiliated with its current directors, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Related Party Transactions" and Note 3 in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 21, 2019.

Board of Directors Meetings and Committees

The Board held ten meetings in 2018. Each member of the Board attended 75% or more of the aggregate number of Board meetings and meetings of the committees on which he or she served during 2018. All members of the Board are expected to attend the Meeting, which is held along with a regularly scheduled meeting of the Board. All current members of the Board attended the 2018 Annual Meeting of Stockholders.

As Chairman of the Board, Mr. Junkins generally presides over all meetings of the Board, including regularly scheduled executive sessions of the Board in which members of management do not participate. However, Farmer Mac's Corporate Governance Guidelines provide that the Chairman or the majority of the Board may designate any other director to preside over executive sessions of non-management directors. Because Mr. Junkins served as Farmer Mac's Acting President and Chief Executive Officer from December 7, 2017 until Farmer Mac hired his successor on October 15, 2018, the Board designated Dr. Watts (the Vice Chairman of the Board) to serve as the lead independent director to preside over executive sessions of non-management directors during that period. Upon the Board's determination that Mr. Junkins was independent on October 31, 2018, it designated Mr. Junkins to preside over executive sessions in which members of management do not participate.

The Board currently has seven standing committees to help the Board perform its responsibilities: Audit Committee, Compensation Committee, Corporate Governance Committee, Enterprise Risk Committee, Financial Risk Committee, Public Policy Committee, and Strategy and Business Development Committee. Each director serves on at least one committee. The Board also has an ad hoc Diversity Committee that meets on an as needed basis and consists of the following members: Dr. Faivre and Messrs. Johnson, Junkins, and Votruba. The Board also forms other ad hoc committees from time to time.

The following table sets forth the standing committees on which each current member of the Board serves:

	Audit	Compensation	Corporate Governance	Enterprise Risk	Financial Risk	Public Policy	Strategy and Business Development
Brack	X		X	X			X (Chair)
Culver	X	X		X		X (Chair)
Davidson		X (Chair)	X	X
Engebretsen			X	X	X (Co-Chair)		X
Everson		X			X (Co-Chair)		X
Faivre	X	X		X			X
Hill					X		X
Johnson		X				X
Junkins		X	X (Chair)			X
Maxwell	X	X			X
Sexton	X					X
Sherrick	X (Chair)				X
Votruba			X			X	X
Watts			X	X		X	X
Wilhelm				X (Chair)	X

See "Class A Nominees," "Class B Nominees," and "Directors Appointed by the President of the United States" under "Proposal 1: Election of Directors—Information about Nominees for Directors" for more information about the current members of the Board who are standing for re-election at the Meeting.

The following table sets forth the key responsibilities of each standing Board committee, as well as the number of meetings each committee held during 2018:

Name of Board Committee	Number of Meetings Held in 2018	Key Committee Responsibilities
Audit	7
Engages an independent auditor to audit the financial statements and internal control over financial reporting of Farmer Mac; approves any non-audit services by this independent auditor; reviews the scope of audits as recommended by the independent auditor and Farmer Mac's internal audit function; and assists the Board in overseeing the integrity of financial statements and legal and compliance requirements

Compensation	6	Approves and/or makes recommendations to the Board on compensation and benefit plans for Farmer Mac's directors and designated executive officers
Corporate Governance	7
Recommends nominees for election to the Board; reviews and approves corporate governance policies and corporate governance guidelines; reviews reports on processes and procedures established to support and monitor compliance with Farmer Mac's code of business conduct and ethics and related corporate policies; resolves conflicts of interest; and exercises certain powers of the Board during the intervals between meetings of the Board

Enterprise Risk	6
Oversees Farmer Mac's enterprise-wide risk management framework and risk across Farmer Mac as a whole and across all risk types; assists the Board and Farmer Mac's executive officers to identify, evaluate, monitor, and manage or mitigate internal and external risks related to Farmer Mac's business

Financial Risk†	2
Determines Farmer Mac's financial policies and oversees its financial affairs; makes recommendations to the Board on credit matters; oversees all policy matters relating to changes to Farmer Mac's credit, collateral valuation, underwriting, and loan diversification standards

Public Policy	5	Considers matters of public policy related to Farmer Mac's business, including Farmer Mac's relationship with and policies regarding borrowers, Congress, and governmental agencies
Strategy and Business Development†	2
Oversees and makes recommendations to the Board on Farmer Mac's overall business strategy, the development and monitoring of Farmer Mac's lines of business, and the marketing strategies for Farmer Mac's products and services; monitors Farmer Mac's success in accomplishing business development goals in its business plan

† On July 30, 2018, the Board adopted amendments to Farmer Mac's By-Laws to reflect the restructuring of two previously existing standing committees of the Board(the Finance Committee and the Credit and Business Development Committee) into the Financial Risk Committee and the Strategy and Business Development Committee. Prior to this restructuring, the Finance Committee and the Credit and Business Development Committee each held 3 meetings during 2018.

Each of these standing Committees oversees aspects of Farmer Mac's enterprise risk management as described below. See "Proposal 1: Election of Directors" for more information about the Corporate Governance Committee. See "Executive Compensation Governance" for more information about the Compensation Committee. See "Report of the Audit Committee" and "Proposal 2: Selection of Independent Auditor" for more information about the Audit Committee. See "Enterprise Risk Management" for more information about the Enterprise Risk Committee.

Enterprise Risk Management

Farmer Mac's executive officers have the primary responsibility for managing the risks associated with Farmer Mac's business, including strategic, operational, financial, credit, liquidity and funding, market, security, legal or regulatory, compliance, technology, third party, reputational, political, and emerging and other risks. The Board currently oversees Farmer Mac's enterprise risk primarily through the Enterprise Risk Committee and the delegation of specific areas of risk by the Board to the other Board committees, as well as through Farmer Mac's Enterprise Risk Officer and compliance, internal audit, and internal credit review functions.

The Enterprise Risk Committee assists the Board to oversee the adequacy of Farmer Mac's enterprise-wide risk management program, including the strategies, policies, procedures, and processes established by the Board and Farmer Mac's executive officers to identify, evaluate, monitor, and manage or mitigate major risks both in Farmer Mac's business and facing Farmer Mac from external sources. The Enterprise Risk Committee also assists the Board to oversee risk across Farmer Mac as a whole and across all risk areas, in conjunction with other Board committees that oversee specific risk-related issues and areas, and to oversee the division of risk-related responsibilities to these other Board committees. The other Board committees report on risks within their jurisdictions to the Enterprise Risk Committee, and the Enterprise Risk Committee provides a report on any identified risks to the full Board at each Board meeting. Farmer Mac's Enterprise Risk Officer works with the Board committees to facilitate the evaluation of Farmer Mac's risk tolerance and appetite for specific risks that fall within each Board committee's jurisdiction and in recommending strategies to manage or mitigate these risks. Farmer Mac's Enterprise Risk Officer is also responsible for assisting Farmer Mac's executive officers to develop and monitor a risk management program in the context of Farmer Mac's strategic objectives and to identify and monitor current and emerging risks. Farmer Mac's Enterprise Risk Officer reports directly to the Enterprise Risk Committee and regularly updates that committee on discussions with management and the other Board committees about Farmer Mac's risk management program.

Farmer Mac's compliance function manages Farmer Mac's policies and procedures framework, operates its compliance program, and conducts compliance risk assessments to identify key compliance risks. Farmer Mac's internal audit function annually compiles a risk assessment and, under the oversight of the Audit Committee, conducts periodic audits of each of the various risk areas within Farmer Mac at least once every three years. The internal credit review function provides an independent assessment of credit risk and reports directly to the Financial Risk Committee.

The following table summarizes the risks that each standing Board committee oversees:

Name of Board Committee	Risks Overseen by Board Committee
Audit	Financial reporting and accounting practices of Farmer Mac, as well as primary oversight of whistleblower complaints, allegations of fraud, and regulatory compliance
Compensation
Alignment of Farmer Mac's compensation policies and plans with its overall risk tolerance, as well as oversight of all human resources issues such as employee benefits, employee development and retention, and staff turnover

Corporate Governance	Governance policies of Farmer Mac and compliance with Farmer Mac's code of business conduct and ethics and related corporate policies
Enterprise Risk
Farmer Mac's overall enterprise-wide risk management program, risk governance structure, cybersecurity, security breaches, data integrity, business continuity planning, model risk assessment, risk assessment and management practices, and risk tolerance and risk appetite levels

Financial Risk
Farmer Mac's finance-related risks, including asset and liability management, compliance with the Board's capital adequacy, investment, and interest rate risk policies, funding risk, changes in asset values, investment quality, and liquidity; credit risks related to Farmer Mac's business, including credit underwriting, loan servicing, documentation, and counterparty risk

Public Policy	Farmer Mac's exposure to political and regulatory risks
Strategy and Business Development	Farmer Mac's exposure to customer reputational risks and risks related to the development and maintenance of Farmer Mac's customer relationships

Code of Business Conduct and Ethics

Farmer Mac has adopted a code of business conduct and ethics ("Code of Conduct") that applies to all directors, officers, employees, and agents of Farmer Mac, including Farmer Mac's principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers. The Code of Conduct was most recently amended in November 2018. A copy of the Code of Conduct is available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. Farmer Mac will post any amendment to, or waiver from, a provision of the Code of Conduct in that same location on its website. A print copy of the Code of Conduct is available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

Stockholder Proposals

Each year, at the annual meeting, the Board submits to the stockholders its recommended nominees for election as directors. The Audit Committee's selection of an independent auditor for the year is also submitted for stockholder ratification at each annual meeting in accordance with Farmer Mac's By-Laws. The Board may, upon proper notice, also present other matters to the stockholders for action at an annual meeting, including presenting proposals such as those in this Proxy Statement for the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers. Besides those matters presented by the Board, the stockholders may be asked to act at an annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

Under Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended ("Exchange Act"), proposals of stockholders to be presented at the Meeting were required to be received by Farmer Mac's Secretary on or before December 3, 2018 for inclusion in this Proxy Statement and the accompanying proxy card. Other than the election of ten members to the Board, the ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for fiscal year 2019, and the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers disclosed in this Proxy Statement, the Board knows of no other matters to be presented for action at the Meeting. If any other matters not known when this Proxy Statement was printed are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

Only proper proposals under Rule 14a-8 under the Exchange Act that are timely received will be included in the Proxy Statement and related proxy card for Farmer Mac's 2020 Annual Meeting of Stockholders. If any stockholder eligible to do so intends to present a proposal for consideration at Farmer Mac's 2020 Annual Meeting of Stockholders under Rule 14a-8 under the Exchange Act, Farmer Mac's Secretary must receive the proposal on or before December 2, 2019 to be considered for inclusion in the 2020 Proxy Statement. Proposals should be sent to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The By-Laws provide that stockholders who seek to bring other business before a meeting of stockholders, other than the election of directors, generally must provide notice of that intent not earlier than 120 calendar days nor later than 90 calendar days before the first anniversary of the immediately preceding year's annual meeting of stockholders, and, in that notice, provide Farmer Mac with relevant information about the proposal. Any stockholder proposal received by Farmer Mac's Secretary before January 9, 2020 or after February 8, 2020 will be considered untimely and, if presented at the 2020 Annual Meeting of Stockholders, the Proxy Committee, as then constituted, will have the right to exercise discretionary voting authority on that proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act.

For information about stockholders' nominations of individuals to stand for election as a director at an annual meeting, see "Proposal 1: Election of Directors—Stockholder Director Nominations."

Communications with the Board

Stockholders and other interested parties may communicate directly with members of the Board by writing to them at Federal Agricultural Mortgage Corporation, 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

PROPOSAL 1:
ELECTION OF DIRECTORS

Board Structure

Farmer Mac's charter provides that five of Farmer Mac's directors are elected by the Class A Holders and that five directors are elected by the Class B Holders. At the Meeting, ten directors will be elected for one-year terms. Four of the five Class A nominees and four of the five Class B nominees currently are members of the Board. Class A Nominee Todd P. Ware and Class B Nominee Everett M. Dobrinski are the only nominees who do not currently serve on Farmer Mac's Board. The directors elected by the Class A Holders and the Class B Holders at the Meeting will hold office until Farmer Mac's 2020 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

The charter also provides that the President of the United States appoints five members to the Board with the advice and consent of the United States Senate ("Appointed Members"). The Appointed Members serve at the pleasure of the President of the United States. After the election at the Meeting, the Board will consist of the five Appointed Members named under "—Information about Nominees for Directors—Directors Appointed by the President of the United States" below (or any other Appointed Members who may be appointed by the President and confirmed by the Senate between March 8, 2019 and May 9, 2019) and the ten members who are elected by the holders of Farmer Mac's Voting Common Stock.

Selection of Director Nominees by Board

The Corporate Governance Committee facilitates the selection of director nominees. Farmer Mac's By-Laws require the Corporate Governance Committee to consist of two Appointed Members (one of whom serves as the chairman of the Corporate Governance Committee), two directors elected by the holders of the Class A Voting Common Stock, and two directors elected by the holders of the Class B Voting Common Stock. The Corporate Governance Committee Charter requires that both the Chairman of the Board and the Vice Chairman of the Board serve on the Corporate Governance Committee as long as each is determined to be "independent" under the independence criteria in Farmer Mac's Corporate Governance Guidelines. The current members of the Corporate Governance Committee are: Appointed Members Junkins (chairman of the Corporate Governance Committee) and Watts; Class A directors Brack and Engebretsen; and Class B directors Davidson and Votruba. As described in more detail under "Corporate Governance Matters—Director Independence," the Board has determined that all of the current members of the Corporate Governance Committee are "independent" as defined under Farmer Mac's Corporate Governance Guidelines, which prescribe independence criteria that meet or exceed all standards for director independence under applicable SEC and NYSE rules. The Corporate Governance Committee Charter and Farmer Mac's Corporate Governance Guidelines are available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. Print copies of the Corporate Governance Committee Charter and Farmer Mac's Corporate Governance Guidelines are available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

In identifying and evaluating potential director candidates, the Corporate Governance Committee adheres to the criteria set forth in the By-Laws and the Corporate Governance Guidelines, as well as a policy statement on directors adopted by the Board that expresses the general principles that should govern director selection and conduct. The Corporate Governance Committee annually reviews the appropriate qualifications, skills, and characteristics required of Board members in the context of the composition of the Board as a whole at that time and in accordance with the criteria in the By-Laws. The Corporate Governance Committee's assessment includes a Board member's qualification as to independence, as well as issues of judgment, skills (such as understanding of relevant technologies), and financial expertise, all in the context of an assessment of the perceived needs related to the effective operation of the Board and its committees at that time. The Corporate Governance Committee strives to identify and retain as members of the Board individuals who have the qualities, business background, and experience that will enable them to contribute significantly to the development of Farmer Mac's business and its future success.

The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who have a broad perspective and good record of accomplishment as senior members of agricultural, rural utility, or other relevant business entities; as agricultural, rural utility, or commercial lenders; as accountants or auditors; or as entrepreneurs. The Board has also determined that its membership should reflect diversity in the broadest sense, including diversity of geography, background, gender, race and ethnicity, age, and experience and training from different disciplines and industries.

In recommending a nominee for director, the Corporate Governance Committee also considers an individual's ability to represent objectively all of Farmer Mac's stockholders, as well as his or her character, judgment, fairness, and overall ability to serve Farmer Mac. Thus, besides considering the current needs of the Board and the quality of an individual's professional background and experience, the Corporate Governance Committee seeks individuals who:

•	have integrity, independence, an inquiring mind, an ability to work with others, good judgment, intellectual competence, and motivation;

•	have the willingness and ability to represent all stockholders' interests, and not just the particular stockholders that elect the director to serve on the Board;

•	have an awareness of, and a sensitivity to, the statutory mandate of Farmer Mac;

•	are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings; and

•
are willing and have the ability to present their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac and all of its stockholders, and, once a decision is reached by a majority, to support the decision.

The Corporate Governance Committee and the Board exercise judgment in applying these factors to select director nominees.

In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders, and others. From time to time, the Corporate Governance Committee may retain a search firm to help identify potential candidates and gather information about the background and experience of those candidates. The Corporate Governance Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time.

The Corporate Governance Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees, and the Board has approved these recommendations. The individuals recommended by the Corporate Governance Committee are referred to collectively as the "Nominees." The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified. Eight of the ten Nominees are current members of the Board standing for re-election. National Rural Utilities Cooperative Finance Corporation, the holder of 7.9% of the Class A Voting Common Stock, recommended to the Corporate Governance Committee that Todd P. Ware be nominated for election to the Board. AgriBank, FCB, the holder of 40.3% of the Class B Voting Common Stock, recommended to the Corporate Governance Committee that Richard H. Davidson and Keri L. Votruba be renominated for election to the Board. CoBank, ACB, the holder (along with its wholly-owned subsidiary CoBank, FCB) of 32.6% of the Class B Voting Common Stock, recommended to the Corporate Governance Committee that Thomas W. Hill be renominated and that Everett M. Dobrinski be nominated for election to the Board. AgFirst, FCB, the holder of 16.8% of the Class B Voting Common Stock, recommended to the Corporate Governance Committee that Robert G. Sexton be renominated for election to the Board. Farmer Mac did not pay any fees to any director search firms or other third parties to help identify and evaluate the Nominees.

Stockholder Director Nominations

Farmer Mac's By-Laws contain, among other provisions, an advance notice of director nomination provision to provide a process for the delivery of timely and proper notices for stockholder nominations. The exclusive means by which eligible holders of Farmer Mac's Class A and Class B Voting Common Stock may nominate an individual to stand for election to the Board at an annual meeting of stockholders are set forth in Farmer Mac's By-Laws and summarized below.

Timely Notice. Stockholders seeking to nominate persons for election to the Board at an annual meeting of stockholders must deliver a timely and proper advance written notice to Farmer Mac, which generally must be received by Farmer Mac's Secretary not earlier than 120 calendar days nor later than 90 calendar days before the first anniversary of the immediately preceding year's annual meeting of stockholders. For the 2020 Annual Meeting of Stockholders, Farmer Mac must receive written nominations submitted by the holders of Farmer Mac's Voting Common Stock on or after January 9, 2020 through February 8, 2020, and those submissions shall be directed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

Proper Notice. For a stockholder's advance notice of director nomination to be proper, it must be in proper written form. The content of the advance notice for director nomination must include specified representations from the stockholder and provide detailed information about, among other things, the nominating person, stock ownership and related filing obligations under the Exchange Act, each proposed nominee, and certain compensation arrangements.

Nominee Eligibility. Prospective director nominees must satisfy specified requirements to be eligible for nomination by a stockholder for election as a director, including requirements to deliver a written questionnaire about the background and qualifications of the proposed nominee and a written representation and agreement in the form to be provided by Farmer Mac's Secretary upon written request. The By-Laws also provide that, at a minimum, a proposed nominee must:

•	be a natural person over 21 years of age;

•	be a U.S. citizen (which includes a naturalized citizen);

•	be financially literate (i.e., able to read and understand financial statements and comprehend general financial concepts);

•	have some knowledge about one or more areas of Farmer Mac's business;

•
not (i) have been convicted of any criminal offense involving dishonesty or a breach of trust, (ii) have been found to have violated any provision of the Farm Credit Act of 1971, any banking laws, or any federal or state securities laws, including but not limited to, the Securities Act or the Exchange Act, or (iii) had a professional license suspended or revoked; and

•
satisfy such other criteria for service as may be imposed by applicable law, including, but not limited to, the rules and regulations of the SEC and any national securities exchange where Farmer Mac's shares are listed or traded.

Please see Farmer Mac's By-Laws containing the provisions described above, filed by Farmer Mac as Exhibit 3.1 to the Current Report on Form 8-K on August 2, 2018 with the SEC.

Information about Nominees for Director

Each of the Nominees has consented to being named in this Proxy Statement and to serve if elected. Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted. If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment or postponement of the Meeting, the proxies received to vote for that Nominee will be voted for any substitute or other nominee as the Board may designate. The Board has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

The Board of Directors unanimously recommends that Class A Holders and Class B Holders vote FOR all of the Nominees, as applicable, listed below for election as directors.

Class A Nominees

DENNIS L. BRACK, 66, has been a member of Farmer Mac's Board since June 7, 2001 and serves as chairman of the Strategy and Business Development Committee and as a member of the Audit Committee, the Corporate Governance Committee, and the Enterprise Risk Committee. Mr. Brack served as President and Chief Executive Officer of Bath State Bank in Bath, Indiana from 1988 to 2007. He has remained as a director of Bath State Bank and is currently a director of the board of Bath State Bancorp, the holding company for the bank. He served as a member of the board of directors of Franklin County Community Foundation in Brookville, Indiana from 2007 until his retirement from the board in 2016 and served as a member of its Investment Committee from 1999 to 2009. Mr. Brack has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana. He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean's Advisory Council for the College of Agriculture. Mr. Brack received his Bachelor of Science in Accounting from Miami University of Ohio.

JAMES R. ENGEBRETSEN, 63, has been a member of Farmer Mac's Board since June 5, 2008 and serves as co-chairman of the Financial Risk Committee and as a member of the Corporate Governance Committee, the Enterprise Risk Committee, and the Strategy and Business Development Committee. Mr. Engebretsen has served as an advisor to Epic Ventures since January 2014 and to XIO Group and The RBL Group since June 2016 and October 2016, respectively. Mr. Engebretsen is the former Assistant Dean of the Marriott School of Management at Brigham Young University, where he served as Professor of Finance from 2004 until August 2014. He formerly served as the Managing Director of the Peery Institute of Financial Services at the Marriott School from 2004 to 2006. He joined the Marriott School with nearly fifteen years of work experience at Lehman Brothers, JP Morgan, and Goldman Sachs in New York and Philadelphia. Mr. Engebretsen left Goldman Sachs in 1995 to set up his own hedge fund, Associates Capital Management. He is a registered investment advisor and earned his Master of Business Administration and Bachelor of Science in Economics from Brigham Young University.

MITCHELL A. JOHNSON, 77, has been a member of Farmer Mac's Board since June 12, 1997 and serves as a member of the Compensation Committee and the Public Policy Committee. Mr. Johnson is a financial consultant. He is also a trustee of, and during the past several years has served as director for, the Advisors' Inner Circle Funds, the Advisors' Inner Circle Funds II, The Bishop Street Funds, and SEI Funds. Mr. Johnson formerly was President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association ("Sallie Mae"). During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance. He has been a trustee of Citizens Funds, Rushmore Funds, and Diversified Funds. Mr. Johnson also served as a director of Eldorado Bancshares, Inc., the holding company for Eldorado and Antelope Valley Banks.

CLARK B. MAXWELL, 47, has been a member of Farmer Mac's Board since June 5, 2008 and serves as a member of the Audit Committee, the Compensation Committee, and the Financial Risk Committee. Mr. Maxwell currently serves as President and Chief Executive Officer at Chatham Financial Corp., where he has held various positions since 2002, including most recently as Chief Operating Officer from June 2013 to December 2018. Chatham provides comprehensive interest rate, commodity, and currency hedging expertise to over 2,500 financial institutions, real estate companies, and other institutional clients. From 1998 to 2002, Mr. Maxwell was a Manager at Ernst & Young LLP, where he specialized in audits of financial institutions and served as a derivatives and hedging subject matter expert. Mr. Maxwell was a Postgraduate Technical Assistant at the Financial Accounting Standards Board from 1997 to 1998, where he worked on the development of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Mr. Maxwell is a

Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He received his Bachelor of Science, summa cum laude, and Master of Accountancy from Brigham Young University.

TODD P. WARE, 53, has served as President and Chief Executive Officer of Licking Rural Electrification –The Energy Cooperative in Newark, Ohio since January 2012. He previously served as its Vice President and Chief Financial Officer from 2001 until 2012 and Vice President – Finance from 1998 to 2000. He has served on the board of directors of National Rural Utilities Cooperative Finance Corporation since 2015, and currently serves on its Audit Committee and Loan Committee and previously served on its Compensation Committee and Corporate Relations Committee. Mr. Ware has served as a member of the board of directors of Buckeye Power Cooperative since 2012 and currently serves as a member of its Executive Committee, Reliability Committee, and Risk Management Committee. He has also served as a member of the boards of directors of Altheirs Oil Corporation since 2002, National Gas & Oil Cooperative since 2002, and The Ohio State University-Newark Regional Campus Advisory Board since 2016. Mr. Ware received his Bachelor of Science in Accounting from The Ohio State University.

Class B Nominees

RICHARD H. DAVIDSON, 74, has been a member of Farmer Mac's Board since June 3, 2010 and serves as chairman of the Compensation Committee and as a member of the Corporate Governance Committee and the Enterprise Risk Committee. Mr. Davidson is presently serving as President of Davidson Farms, Inc. and Vice President of DSF, Inc., which consists of a grain farm, cow/calf herd, and beef cattle operation located south of Columbus, Ohio. Mr. Davidson has been operating Davidson Farms, Inc. since 1970 and, together with his son, operating DSF, Inc. since 2001. Mr. Davidson has served as a member of the AgriBank, FCB board of directors since March 2005, and currently serves on its Human Resources Committee and previously served on its Finance Committee and Enterprise Risk Management Committee. He also currently serves on the board of the Fayette County Charitable Foundation and was chairman of the Fayette County Planning Commission and the Fayette County Zoning Commission. Mr. Davidson has previously served on the board and as chairman of West Central Ohio Port Authority (railroad), Fayette Landmark, Inc. Co-op Supply Business, and Fayette County Farm Bureau. He has also previously served on the board of the Columbus Production Credit Association, the Southern Ohio Farm Credit Association, and Southern State Community College. Mr. Davidson is a graduate of The Ohio State University with a degree in Agricultural Economics.

EVERETT M. DOBRINSKI, 72, operated Dobrinski Farm, a cereal grain and oilseed farm located in Makoti, North Dakota, from 1970 until his retirement in December 2018. Mr. Dobrinski has served as a member of CoBank, ACB's board of directors since 1999 and currently serves as a member of its Audit Committee. He previously served as chair of CoBank, ACB's board of directors and chair of its Executive Committee from 2008 through 2017 and chair of its Compensation Committee from 2008 through 2012. Mr. Dobrinski previously served as a member of the St. Paul Bank for Cooperatives board of directors from 1990 through 1992 and from 1994 through 1999 and served as board vice chair in 1998 and 1999 before its merger with CoBank, ACB. He has served as a member of the board of directors of The Farm Credit Council since 2006 and of the board of directors of the North Dakota Coordinating Council for Cooperatives since 1994.  Mr. Dobrinski also previously served two terms in the North Dakota House of Representatives on the Tax and Finance Committee and on the boards of several cooperative organizations. Mr. Dobrinski earned a Bachelor’s degree from the University of North Dakota.

THOMAS W. HILL, 69, has been a member of Farmer Mac's Board since June 7, 2012 and serves as a member of the Financial Risk Committee and the Strategy and Business Development Committee. Mr. Hill served until November 2010 as Senior Vice President, Chief Financial and Operations Officer of Farm Credit Bank of Texas. In that role, Mr. Hill was responsible for the financial management, operations and technology, and human resources departments within the finance division of Farm Credit Bank of Texas. He also managed the bank's loan pricing, interest rate risk management, financial planning, financial reporting, and accounting systems. Mr. Hill began his Farm Credit System career in 1974 in the finance and accounting department at the Federal Intermediate Credit Bank of Spokane. In 1987, he transferred to the Farm Credit System Capital Corporation to join the team that monitored the operations of distressed Farm Credit System banks. In 1988, he joined the Farm Credit Bank of Texas, where he was responsible for developing plans for implementing provisions of the Agricultural Credit Act of 1987. Mr. Hill has been a member of System Work Groups addressing how to determine the adequacy of capital for Farm Credit System institutions since the introduction of capitalization regulations in the late 1980s. Within the Farm Credit System, he has also served as chairman of the Capital Adequacy Work Group and was a charter member of the Accounting Standards Work Group. Mr. Hill is a graduate of Texas A&I University (Texas A&M University - Kingsville).

ROBERT G. SEXTON, 59, has been a member of Farmer Mac's Board since May 5, 2018 and serves as a member of the Audit Committee and the Public Policy Committee. Mr. Sexton has operated a citrus growing and packing business since 1983 through a number of entities, including Sexton Grove Holdings, LLC, Sexton Citrus, LLC, Oslo, Inc., and Oslo Packing Company, Inc. He currently serves as President of the Oslo Citrus Growers Association and has been a member of this organization since 1983. Mr. Sexton also co-owns Orchid Island Juice Company, which he and his wife founded in 1989.

Mr. Sexton has served on the board of directors of Farm Credit of Florida since 2011, and served as its Chairman from 2015 to 2017. Mr. Sexton has served on the board of directors of McArthur Farms since 2001. He previously served on the board of directors of Farm Credit of South Florida from 1996 until 2010, and served as its Chairman from 2003 to 2005. Mr. Sexton also previously served on the board of directors of AgFirst Farm Credit Bank from 2000 to 2011 and again from 2013 to 2016, and served as its Chairman from 2007 to 2009. Mr. Sexton has also previously served on the boards of several other organizations, including the Indian River Citrus League, the Florida Citrus Packers Association, and Highland Exchange Service Cooperative. Mr. Sexton earned a Bachelor of Science in Business Administration and a Master of Business Administration from the University of Florida.

KERI L. VOTRUBA, 59, has been a member of Farmer Mac's Board since May 5, 2018 and serves as a member of the Corporate Governance Committee, the Public Policy Committee, and the Strategy and Business Development Committee. Mr. Votruba has operated a cow/calf business in Nebraska and has been engaged in raising various crops, including wheat, corn, beans, and alfalfa, since 1980. Mr. Votruba has served as a member of AgriBank, FCB's board of directors since 2004 and currently serves as its Vice Chairman and as a member of its Audit Committee and Governance Structure Committee. He previously served as the Chairman of AgriBank's board from 2010 to 2012 and as a member of its Finance Committee, Human Resources Committee, and Risk Committee. Mr. Votruba also previously served as a member of the board of directors of Farm Credit Services of America and as a member of its Finance Committee from 2001 to 2004. Mr. Votruba earned an Associate's degree in agri-business at East Wyoming College.

Directors Appointed by the President of the United States

CHESTER J. CULVER, 53, has been a member of Farmer Mac's Board since April 4, 2012 and serves as the chairman of the Public Policy Committee and as a member of the Audit Committee, the Compensation Committee, and the Enterprise Risk Committee. In 2006, Gov. Culver was elected and served as Governor of the State of Iowa from 2006 until 2010. Before that time, Gov. Culver served as Secretary of State for the State of Iowa from 1998 to 2006. A graduate of Virginia Polytechnic Institute and State University, Gov. Culver began his career as an environmental and consumer advocate in the Iowa Attorney General's Office. After receiving his Master of Arts in Teaching at Drake University in 1994, he taught government and history in Des Moines, Iowa, where he also coached football and basketball. Gov. Culver has served the National Governors Association as Chairman of both the Governors Wind Energy Coalition and Governors Biofuels Coalition. He was elected as the Federal Liaison to the U.S. Congress by the Democratic Governors Association and served as a member of the Democratic Governors Executive Committee. Gov. Culver is the founder of the Chet Culver Group, a renewable energy and infrastructure consultancy firm.

SARA L. FAIVRE, 54, has been a member of Farmer Mac's Board since September 30, 2010 and serves as a member of the Audit Committee, the Compensation Committee, the Enterprise Risk Committee, and the Strategy and Business Development Committee. Since 2015, Dr. Faivre has been President of Sara Faivre Inc., which provides executive coaching and leadership development consulting to emerging technology, biotechnology, and agricultural firms. In March 2018, Dr. Faivre was appointed to serve on the board of directors of One More Cloud, an early-stage provider of hosted web search solutions. Dr. Faivre also co-owns and is an advisory partner of Wild Type Ranch along with her husband, Ralph Mitchell. She has operated Wild Type Ranch since 2005. Dr. Faivre co-founded GenomicFX, a livestock genomics company, and served as Vice President of Bioinformatics and Vice President of Swine Business Development from 2000 to 2001. In 2001, she co-founded ViaGen, Inc., a livestock genetic improvement company, where she served in several capacities, including President, from 2001 to 2006. Dr. Faivre has held research positions as a staff scientist with the United States Department of Agriculture on the Bovine Genome Project and with the University of Iowa on the Human Genome Project. Her academic career also includes faculty appointments at the University of Illinois and Texas A&M University. Dr. Faivre is also a board leadership fellow in the National Association of Corporate Directors where she focuses on training in compensation, cyber security, and risk and serves on the advisory board for the Austin chapter of this association. Dr. Faivre graduated with honors from Iowa State University with a Bachelor of Science in Agricultural Business and Animal Science in 1986, and she earned her Ph.D. in Genetics from Texas A&M in 1991.

LOWELL L. JUNKINS, 75, has been a member of Farmer Mac's Board Farmer Mac since June 13, 1996, and Chairman of the Board since September 30, 2010. He previously served as Vice Chairman of the Board from December 5, 2002 to September 30, 2010 and Acting Chairman of the Board from September 15, 2008 to September 30, 2010. Effective December 7, 2017, the Board appointed Mr. Junkins as Acting President and Chief Executive Officer of Farmer Mac, a position in which he served until October 15, 2018. Mr. Junkins serves as Chairman of the Corporate Governance Committee and as a member of the Compensation Committee and the Public Policy Committee. He was appointed to Farmer Mac's Board by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and reconfirmed by the Senate on June 3, 2003 and on September 30, 2010. Mr. Junkins has worked as a political affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa since 1987. He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as

Mayor from 1971 to 1972. From 1974 through 1985, Mr. Junkins served as an Iowa State Senator, including as minority leader and majority leader from 1981 to 1985.

BRUCE J. SHERRICK, 55, has been a member of Farmer Mac's Board since April 3, 2012 and serves as chairman of the Audit Committee and as a member of the Financial Risk Committee. Dr. Sherrick has held the Marjorie and Jerry Fruin Professorship since 2013 and has served as the Director of the TIAA Center for Farmland Research in the Department of Agricultural and Consumer Economics since 2014 at the University of Illinois. Dr. Sherrick teaches undergraduate and graduate courses in applied finance and financial modeling and has experience in credit risk assessment, credit evaluation, farmland valuation, capital modeling, crop insurance, and development of computerized decision aids. He also has taught banking seminars and Basel-related sessions to international banking audiences and has developed and supported risk-based capital stress tests. Dr. Sherrick earned his Ph.D. from The Ohio State University with subject matter fields in Finance and Marketing. Dr. Sherrick is also currently managing partner of integrated Financial Analytics & Research (iFAR), a consulting firm that specializes in credit risk assessment and modeling of agricultural finance institutions.

MYLES J. WATTS, 68, has been a member of Farmer Mac's Board since September 30, 2010 and serves as Vice Chairman of the Board and as a member of the Corporate Governance Committee, the Enterprise Risk Committee, the Public Policy Committee, and the Strategy and Business Development Committee. Dr. Watts is a professor emeritus in the Department of Agricultural Economics and Economics at Montana State University, where he has been a member of the faculty since 1978 and previously served as the head of that department for 17 years. He currently also serves as an actuary for Watts and Associates, Inc. He has also served in various editorial capacities for the Journal of Agricultural and Resource Economics and has advised many governments and private organizations, including large international reinsurance companies, on an array of financial issues, mostly focusing on agricultural insurance. He was one of the primary organizers of the International Institute for Agricultural Risk Management and currently serves as a board member or in other leadership positions for a variety of nonprofit economic education groups. He has substantial experience with large reinsurance companies in various capacities. Dr. Watts received his Ph.D. from the University of Nebraska in 1978.

Besides the affiliations described above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational, and religious organizations.

Qualifications, Attributes, Skills, and Experience To Be Represented on the Board

The Corporate Governance Committee has identified particular qualifications, attributes, skills, and experience that are important to be represented on the Board as a whole in light of Farmer Mac's current needs and business priorities. Farmer Mac's business is focused primarily on agricultural, agribusiness, and rural utilities lending. Therefore, the Corporate Governance Committee believes that the Board should include some directors who possess knowledge of the underlying industries, as well as experience in marketing and lending. Messrs. Brack and Hill bring to the Board the necessary lending expertise; Dr. Faivre and Messrs. Sexton and Ware bring to the Board appropriate marketing experience; Drs. Faivre and Watts and Messrs. Davidson, Dobrinski, Junkins, Sexton, and Votruba bring to the Board direct experience in agriculture; and Mr. Ware brings to the Board direct experience in rural utilities.

Farmer Mac's business also involves complicated financial transactions and complex accounting issues. The Corporate Governance Committee therefore believes that the Board should include some directors with a high level of financial literacy or accounting training or experience. Messrs. Brack, Davidson, Dobrinski, Engebretsen, Hill, Johnson, Maxwell, Sexton, Votruba, and Ware and Drs. Sherrick and Watts bring to the Board that high level of financial literacy or accounting training or experience.

As a Congressionally chartered, highly regulated, government-sponsored enterprise, Farmer Mac must comply with a variety of regulatory and statutory requirements and be aware of developments in the political arena. The Corporate Governance Committee therefore believes that governmental or political expertise should be represented on the Board. That governmental or political experience is brought to the Board by Drs. Sherrick and Watts and Messrs. Culver and Junkins, all of whom were appointed to the Board by the President of the United States and confirmed by the Senate, as well as Mr. Dobrinski.

That a director is not named in the discussion of a particular attribute does not mean that the director does not possess that qualification or skill, but that it is not a specific area of focus or expertise on which the Board currently relies.

Compensation of Directors

In November 2017, the Board increased the base annual cash retainer payable to each director from $58,400 to $62,000 and maintained the targeted value for the annual equity award granted to each director at $50,000 for 2018. The overall targeted total compensation per director of $112,000 per year represented a 3.3% increase compared to the previous overall targeted total compensation of $108,400 per year. The Board made no other changes to director compensation for 2018, including no changes to the incremental annual cash retainers payable to the following individuals:

•	$40,000 to the Chairman of the Board;

•	$20,000 to the Vice Chairman of the Board;

•	$12,000 to the Chairman of the Audit Committee;

•	$10,000 to the Chairman of the Compensation Committee;

•	$12,000 to the Chairman of the Corporate Governance Committee; and

•	$10,000 to the Chairman of the Enterprise Risk Committee.

No director who serves as chairman of any of the four committees designated to receive an incremental annual cash retainer will be entitled to receive it if that director is already receiving the incremental annual cash retainer payable to the Chairman of the Board or the Vice Chairman of the Board. Because the Chairman of the Corporate Governance Committee currently also serves as the Chairman of the Board, the incremental retainer that would be payable to the chairman of that committee is not currently paid.

In November 2018, the Board approved the same level of director compensation for 2019 as had been in effect for 2018 in the form of the base annual cash retainer payable to each director, the targeted value for the annual equity award granted to each director, and the incremental annual cash retainers payable to the individuals mentioned above.

The aggregate amount of cash compensation received by all persons who served on the Board in 2018 was approximately $1,047,000 for their service on the Board. This cash compensation amount includes cash payments made in lieu of dividends that would have been paid on previously restricted stock that vested during the year. In addition to the cash compensation, Farmer Mac also reimburses directors for expenses incurred in performing their duties as directors and pays for continuing education related to their service as directors on the Board. In lieu of all or a portion of their cash retainers, directors may elect to receive shares of Class C Non-Voting Common Stock on a quarterly basis based on the fair market value on the date of acquisition.

On March 13, 2018 and February 27, 2019, each sitting Board member was granted 635 and 702 shares, respectively, of restricted Class C Non-Voting Common Stock under Farmer Mac's Amended and Restated 2008 Omnibus Incentive Plan. The number of shares granted was calculated in accordance with the Board's policy on equity compensation grants using a targeted value of $50,000 per year to be delivered to each director and an average stock price over the previous 30 calendar days ending on the date that was seven calendar days before the Compensation Committee meeting at which the grants were approved. Based on the stock price at the time of the grant, the actual value on the date of the grant was $54,705 to each sitting director for the stock granted in March 2018 and $58,098 to each sitting director for the stock granted in February 2019. On May 3, 2018, the date on which Messrs. Sexton and Votruba were elected to the Board for the first time, they each received a grant of 502 shares of restricted Class C Non-Voting Common Stock under Farmer Mac's Amended and Restated 2008 Omnibus Incentive Plan with a fair value on the date of grant equal to $43,323. All of the shares of restricted stock granted to each director in 2018 vested on March 31, 2019 other than the shares granted to former directors Douglas Felton and Douglas Flory. On May 3, 2018, the date of retirement of Messrs. Felton and Flory from the Board, they each vested in 86 of the 635 shares of Class C Non-Voting Common Stock granted to them in March 2018 and the remaining shares granted to them were forfeited. All of the shares of restricted stock granted to each director in 2019 will vest on March 31, 2020 if the director is serving on the Board on that date.

The following table sets forth the compensation awarded during 2018 to each person who served on the Board during 2018 other than Mr. Junkins, whose compensation is reported in the Summary Compensation Table on page 38:

Name	Fees Earned or Paid in Cash[1]	Restricted Stock Awards [2]	All Other Compensation[3]	Total
Dennis L. Brack	$67,815	$54,705	$1,755	$124,275
Chester J. Culver	62,000	54,705	1,755	118,460
Richard H. Davidson	72,000	54,705	1,755	128,460
James R. Engebretsen	62,000	54,705	1,755	118,460
Dennis A. Everson	62,000	54,705	1,755	118,460
Sara L. Faivre	62,000	54,705	1,755	118,460
Douglas A. Felton[4]	21,121	54,705	1,755	77,581
Douglas L. Flory[4]	21,121	54,705	1,755	77,581
Thomas W. Hill	62,000	54,705	1,755	118,460
Mitchell A. Johnson	62,000	54,705	1,755	118,460
Clark B. Maxwell	62,000	54,705	1,755	118,460
Robert G. Sexton[4]	41,049	43,323	—	84,372
Bruce J. Sherrick	74,000	54,705	1,755	130,460
Keri L. Votruba[4]	41,049	43,323	—	84,372
Myles J. Watts	82,000	54,705	1,755	138,460
Douglas E. Wilhelm	66,212	54,705	1,755	122,672

1 Includes amounts that the following directors earned during 2018 and voluntarily used to purchase, at market value, newly issued shares of Class C Non-Voting Common Stock in lieu of receiving some or all of their retainers in cash: Mr. Culver ($4,548), Mr. Everson ($1,479), and Dr. Sherrick ($3,477). The amount of shares of Class C Non-Voting Common Stock received by these directors was based on the closing price of the Class C Non-Voting Common Stock, as reported by the NYSE, on the last business day of each quarter from March 31, 2018 to December 31, 2018. The amounts shown for Messrs. Brack and Wilhelm reflect the prorated portions of incremental annual cash retainers related to their respective service as Chairman of the Enterprise Risk Committee during 2018.

2 The grant date fair value of each share of restricted stock awarded to all sitting members of the Board on March 13, 2018 was $86.15 (the closing price of the Class C Non-Voting Common Stock on that date as reported by the NYSE). Upon their retirement from the Board on May 3, 2018, Messrs. Felton and Flory each vested in 86 shares valued at $7,671 based on a price of $89.20 (the closing price of the Class C Non-Voting Common Stock on the trading day preceding the vesting date as reported by the NYSE) and forfeited the remaining restricted shares awarded to them on March 13, 2018. Shares of restricted stock awarded to Messrs. Sexton and Votruba upon their election to the Board on May 3, 2018 were granted at a fair value of $86.30 per share (the closing price of the Class C Non-Voting Common Stock on that date as reported by the NYSE).

3 The amount received by each director during 2018 in the category "All Other Compensation" consists of the payment of cash in lieu of dividends that would have been paid on restricted stock granted in March 2017 that vested on March 31, 2018. Messrs. Sexton and Votruba did not receive this payment because they did not serve on the Board during 2017.

4 Messrs. Felton and Flory retired from the Board effective May 3, 2018. Messrs. Sexton and Votruba were elected to the Board on May 3, 2018 at the Annual Meeting of Stockholders.

STOCK OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES, NAMED EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

Directors, Director Nominees, and Named Executive Officers

As of March 15, 2019, the sitting members of the Board, nominees for election as directors, and named executive officers of Farmer Mac listed in the table below may be considered to be "beneficial owners" of the indicated number of equity securities of Farmer Mac, as defined by SEC rules. Farmer Mac's Voting Common Stock may be held only by banks, insurance companies, and financial institutions and Farm Credit System institutions, and may not be held by individuals. Thus, no director, director nominee, or named executive officer owns, directly or indirectly, any shares of any class of Voting Common Stock. Also, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not be beneficial owners (through affiliation) of Voting Common Stock. The Class C Non-Voting Common Stock has no ownership restrictions. For information about the beneficial owners of 5% or more of the Voting Common Stock, see "—Principal Holders of Voting Common Stock."

	Voting Common Stock		Non-Voting Common Stock[1]
	Class A or Class B Shares (#)	Percent of Class	Class C Shares (#)	Percent of Class
Bradford T. Nordholm	—	—	—	—
R. Dale Lynch	—	—	44,812	*
John C. Covington	—	—	14,967	*
Stephen P. Mullery	—	—	41,547	*
Brian M. Brinch	—	—	7,353	*
Dennis L. Brack	—	—	6,513	*
Chester J. Culver	—	—	2,496	*
Richard H. Davidson	—	—	10,294	*
Everett M. Dobrinski	—	—	—	—
James R. Engebretsen	—	—	5,263	*
Dennis A. Everson	—	—	739	*
Sara L. Faivre	—	—	3,876	*
Thomas W. Hill	—	—	5,103	*
Mitchell A. Johnson	—	—	9,079	*
Lowell L. Junkins	—	—	6,265	*
Clark B. Maxwell	—	—	27,696	*
Robert G. Sexton	—	—	502	*
Bruce J. Sherrick	—	—	10,765	*
Keri L. Votruba	—	—	502	*
Todd P. Ware	—	—	—	—
Myles J. Watts	—	—	12,635	*
Douglas E. Wilhelm	—	—	10,203	*
All directors and current executive officers as a group (21 persons)[2]	—	—	224,551	2.46%
* Less than 1%.

1 Does not include shares of restricted stock previously granted but scheduled to vest after May 14, 2019. Includes shares of Class C Non-Voting Common Stock underlying SARs that may be acquired within 60 days through the exercise of vested SARs as follows: Mr. Lynch, 26,904 shares; Mr. Covington, 6,202 shares; Mr. Mullery, 29,129 shares; and Mr. Brinch, 2,500 shares. Because each SAR represents the right to receive, upon exercise, an amount equal to the excess, if any, of the fair market value of a share of Farmer Mac’s Class C Non-Voting Common Stock on the date of exercise over the grant price, the actual number of shares of Class C Non-Voting Common Stock that will be received by each person upon exercise of SARs cannot be determined at this time. Therefore, the number of shares of Class C Non-Voting Common Stock beneficially owned by each named executive officer reflected in the table above related to SARs is higher than the number of shares of Class C Non-Voting Common Stock that each named executive officer will actually receive upon exercise of any vested SARs.

2 Group does not include Everett M. Dobrinski or Todd P. Ware, who are nominees for election as directors on the Board and do not currently serve as directors of Farmer Mac. Group includes the following current executive officers: Bradford T. Nordholm, R. Dale Lynch, John C. Covington, Stephen P. Mullery, Brian M. Brinch, and Charles D. Grote.

Principal Holders of Voting Common Stock

To Farmer Mac's knowledge, as of March 15, 2019, the following institutions are the beneficial owners of either 5% or more of the outstanding shares of Farmer Mac's Class A Voting Common Stock or Class B Voting Common Stock, and/or 5% or more of the total number of outstanding shares of Farmer Mac's Voting Common Stock .

Name and Address	Number of Shares Beneficially Owned	Percent of Total Voting Shares Outstanding	Percent of Total Shares Held By Class
AgFirst Farm Credit Bank 1901 Main Street Columbia, SC 29201	84,024 shares of Class B Voting Common Stock	5.49%	16.79%
AgriBank, FCB[1] 30 E. 7th Street, Suite 1600 St. Paul, MN 55101	201,621 shares of Class B Voting Common Stock	13.17%	40.30%
CoBank, ACB[2] 6340 Fiddlers Green Circle Greenwood Village, CO 80111	163,253 shares of Class B Voting Common Stock	10.66%	32.63%
Farm Credit Bank of Texas[3] 4801 Plaza on the Lake Austin, TX 78746	38,503 shares of Class B Voting Common Stock	2.52%	7.70%
National Rural Utilities Cooperative Finance Corporation[4] 20701 Cooperative Way Dulles, VA 20166	81,500 shares of Class A Voting Common Stock	5.32%	7.91%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	55,279 shares of Class A Voting Common Stock	3.61%	5.36%
Zions Bancorporation, National Association One South Main Street Salt Lake City, UT 84133	322,100 shares of Class A Voting Common Stock	21.04%	31.25%

1 Richard H. Davidson and Keri L. Votruba are members of the board of directors of AgriBank, FCB. Messrs. Davidson and Votruba are current members of Farmer Mac's Board and Class B Nominees. Messrs. Davidson and Votruba do not have beneficial ownership of shares held by AgriBank, FCB.

2 Including its affiliate, CoBank, FCB. Everett M. Dobrinski is a member of the board of directors of CoBank, ACB. Douglas E. Wilhelm served as Chief Risk Officer for CoBank, ACB from 2001 until 2012 and currently is a party to a service agreement with CoBank under which he serves as an employee of CoBank. Mr. Wilhelm is a current member of Farmer Mac's Board, and Mr. Dobrinski is a Class B Nominee. Messrs. Dobrinski and Wilhelm do not have beneficial ownership of shares held by CoBank, ACB or its affiliates.

3 Thomas W. Hill served until November 2010 as Senior Vice President, Chief Financial and Operations Officer of Farm Credit Bank of Texas (FCBT) and currently is a party to a service agreement with FCBT under which he serves as an employee of FCBT. Mr. Hill is a current member of Farmer Mac's Board and a Class B Nominee. Mr. Hill does not have beneficial ownership of shares held by FCBT.

4 Todd P. Ware is a member of the board of directors of National Rural Utilities Cooperative Finance Corporation. Mr. Ware is a Class A Nominee. Mr. Ware does not have beneficial ownership of shares held by National Rural Utilities Cooperative Finance Corporation.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of the current executive officers of Farmer Mac, the principal positions held by them with Farmer Mac, and the officers' experience before joining Farmer Mac.

Name	Age	Farmer Mac Positions Held and Professional Experience

Bradford T. Nordholm	63
President and Chief Executive Officer. Mr. Nordholm was appointed to serve as President and Chief Executive Officer effective October 15, 2018. Prior to his appointment as Farmer Mac's Chief Executive Officer, Mr. Nordholm was employed by Starwood Energy Group Global LLC (“Starwood Energy”), an affiliate of Starwood Capital Group, in various capacities since 2006, including serving as its first Chief Executive Officer & Managing Director from 2006 to 2016, its Co-Head & Senior Managing Director from 2016 to 2017, and its Vice Chairman & Senior Managing Director since 2017. Prior to joining Starwood Energy, Mr. Nordholm served from 2002 to 2006 in dual capacities as the Co-Founder and Chief Executive Officer of Tyr Energy, an energy infrastructure management firm, and as the Chairman of Tyr Capital, a capital investment firm. From 1995 to 1998, Mr. Nordholm served as the Chief Executive Officer of U.S. Central, which was a wholesale financial cooperative for corporate credit unions in the United States. Mr. Nordholm also served in senior-level positions at Aquila, which was later acquired by Kansas City Power & Light, from 1999 to 2002, and at National Cooperative Bank from 1984 to 1995. He was also employed in various capacities by Federal Land Bank of St. Paul (reorganized into AgriBank FCB) and Interregional Service Corporation of Minneapolis (acquired by an entity in the Farm Credit System) from 1980 to 1984. Mr. Nordholm currently serves on the board of directors of Starwood Sustainable Credit and one of its portfolio companies. Mr. Nordholm received a Bachelor of Arts degree in Economics from Carleton College.

R. Dale Lynch	52
Executive Vice President – Chief Financial Officer and Treasurer. Mr. Lynch was appointed to serve as Chief Financial Officer and Treasurer effective February 6, 2013. Mr. Lynch was promoted to Executive Vice President from Senior Vice President on February 3, 2015. Prior to his appointment as Farmer Mac's Chief Financial Officer in 2013, Mr. Lynch served as Vice President of Finance at U.S. Silica Holdings, Inc. from 2011 to 2012. Prior to that, he served as Executive Vice President of Finance of Allied Capital Corporation from 2004 to 2010. From 1989 to 2004, Mr. Lynch held various investment banking and analyst positions with Lehman Brothers, Deutsche Bank, and Merrill Lynch. Mr. Lynch received a Bachelor of Science degree in Accounting from The Pennsylvania State University and a Master of Business Administration degree from the University of Chicago, Booth School of Business.

John C. Covington	63
Executive Vice President – Chief Credit Officer. Mr. Covington was promoted to Executive Vice President – Agricultural Finance from Senior Vice President – Agricultural Finance effective April 11, 2018, and his title was changed to Executive Vice President – Chief Credit Officer effective September 27, 2018. Prior to April 2018, Mr. Covington served as Senior Vice President – Agricultural Finance since January 26, 2015. Prior to joining Farmer Mac in 2015, Mr. Covington served as the Managing Director for the Ag and Rural Banking division at Bank of the West. Prior to joining Bank of the West in 2006, Mr. Covington worked in various loan production and management roles in the Farm Credit System and as a credit administrator at Rabobank, N.A. From 1984 until 2015, Mr. Covington served as an adjunct faculty member in the Department of Agricultural Economics and Craig School of Business at California State University. Mr. Covington also serves as a director and part-owner of the Agricultural Lending Institute in California. Mr. Covington served as the past Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association and serves as the current Chairman of the Risk Management Association's Agriculture & Agribusiness Credit & Risk Management Round Table. Mr. Covington received a Bachelor of Science degree in Finance from the University of Southern California and a Master's degree in Agribusiness from Santa Clara University.

Stephen P. Mullery	52
Executive Vice President – General Counsel and Secretary. Mr. Mullery was appointed to serve as General Counsel and Secretary on June 8, 2012. Mr. Mullery was promoted to Executive Vice President from Senior Vice President effective April 11, 2018. Prior to his appointment as General Counsel in 2012, he served as Farmer Mac's Assistant General Counsel starting in 2000 and then Deputy General Counsel starting in 2009. From 1995 to 2000, Mr. Mullery was an associate in the Washington, D.C. office of the law firm Cadwalader, Wickersham & Taft, where he focused on matters involving securitization, corporate finance, commercial real estate, and GSE regulation. Mr. Mullery received his undergraduate degree from Harvard College and graduated summa cum laude from Notre Dame Law School.

Brian M. Brinch	42
Senior Vice President – Business Strategy and Financial Research. Mr. Brinch was appointed to serve as Senior Vice President – Business Strategy and Financial Research on April 11, 2018. Prior to this appointment, he served as Vice President – Financial Planning and Analysis starting in April 2014. Prior to that date, Mr. Brinch served in multiple positions at Farmer Mac, including as Director – Financial Research, Manager – Financial Research, Senior Financial Research Associate, and Financial Research Associate, starting in 2000. Mr. Brinch received a Bachelor of Science degree in Meteorology from The Pennsylvania State University and a Master of Science degree in Agricultural and Applied Economics from The Pennsylvania State University. Mr. Brinch is also a Chartered Financial Analyst® charterholder and holds a Financial Risk Manager® designation from the Global Association of Risk Professionals.

Charles D. Grote	53
Senior Vice President – Finance & Investor Relations. Mr. Grote was appointed to serve as Senior Vice President – Finance & Investor Relations on May 3, 2018. Prior to this appointment, he served as Vice President – Finance & Investor Relations starting in April 2016. Prior to that date, Mr. Grote served in multiple positions at Farmer Mac, including as Director – Finance & Investor Relations, Director – Capital Markets & Financial Analysis, Director – Financial Analysis, Manager – Financial Analysis, and Financial Management Associate, starting in 1999. Prior to joining Farmer Mac, Mr. Grote held several positions at the Federal National Mortgage Association (Fannie Mae) from 1993 to 1999. Mr. Grote received a Bachelor of Arts degree in Economics from the Hampton-Sydney College and a Master of Business Administration degree from Tulane University. Mr. Grote is also a Chartered Financial Analyst® charterholder.

EXECUTIVE COMPENSATION GOVERNANCE

Introduction and 2018 Highlights

The Compensation Committee of Farmer Mac's Board of Directors ("Compensation Committee") determines the salaries, incentive compensation, and other compensation and benefits of Farmer Mac's named executive officers. The Compensation Committee also determines the compensation of directors in consultation with the Corporate Governance Committee and subject to ratification by the Board. The members of the Compensation Committee who determined the 2018 compensation of Farmer Mac's directors and named executive officers are Dr. Faivre and Messrs. Davidson, Culver, Everson, Johnson, and Maxwell. Mr. Davidson has served as chairman of the Compensation Committee since June 7, 2012. No current member of Farmer Mac's Compensation Committee is or has been an officer or employee of Farmer Mac except for Mr. Junkins, who stepped down as a member of the Compensation Committee in December 2017 when he was appointed as Farmer Mac's Acting President and Chief Executive Officer. Mr. Junkins was reinstated as a member of the Compensation Committee in November 2018 following Mr. Nordholm's appointment as Farmer Mac's President and Chief Executive Officer. As described in more detail in "Corporate Governance Matters—Director Independence," the Board has affirmatively determined that all members of the Compensation Committee are "independent" under:

•	Farmer Mac's Corporate Governance Guidelines, which prescribe independence criteria that meet or exceed all general standards for director independence under applicable SEC and NYSE rules; and

•	the additional independence criteria prescribed by NYSE rules specifically for directors who serve on the Compensation Committee.

During 2018, the Compensation Committee reviewed the Compensation Committee Charter and recommended no changes to it. The Board most recently revised and approved the Compensation Committee Charter on August 4, 2017. The complete text of the Compensation Committee Charter, which reflects standards set forth in SEC and NYSE rules, is available on Farmer Mac's website (www.farmermac.com) in the "Corporate Governance" portion of the "Investors" section. A print copy of the Compensation Committee Charter is available free of charge upon written request addressed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The Compensation Committee determines and approves the total compensation of all named executive officers (either as a committee or together with the other independent directors on the Board for the CEO's compensation) after evaluating current market compensation levels for comparable positions and assessing each officer's performance during the previous calendar year, including through discussions with the chief executive officer in evaluating all other named executive officers. Neither the chief executive officer nor any other named executive officer is present during deliberations on his compensation by the Compensation Committee or the Board. The Compensation Committee, in consultation with the Corporate Governance Committee, recommends to the Board the total levels of compensation to be awarded to Farmer Mac's directors. The Compensation Committee does not delegate any of its authority to other persons.

The Compensation Committee engaged Pay Governance LLC ("Pay Governance") to serve as its independent compensation consultant for 2018. Pay Governance is accountable to and reports directly to the Compensation Committee. The Compensation Committee asked Pay Governance to provide market data on executive and director compensation and information about compensation trends. The Compensation Committee met with Pay Governance during 2018 both in general committee session and in executive session without any members of management present. The chairman of the Compensation Committee also held discussions with Pay Governance with the consent of the other Compensation Committee members.

During 2018, some of the noteworthy developments related to executive compensation were:

•
determining the compensation of Acting President and Chief Executive Officer Lowell L. Junkins (see "—Compensation Discussion and Analysis—Total Compensation Elements—Total Compensation for Acting President and CEO");

•
approving the compensation of new President and Chief Executive Officer Bradford T. Nordholm (see "—Compensation Discussion and Analysis—Total Compensation Elements—Compensation Package for New CEO"); and

•	strengthening Farmer Mac's "clawback" policy (see "—Compensation Discussion and Analysis—Clawback Policy").

In March 2019, Farmer Mac adopted a new stock ownership policy to encourage officers and directors to maintain a meaningful ownership interest in Farmer Mac, help align their interests with those of Farmer Mac's stockholders, and promote sound corporate governance and a long-term perspective in managing Farmer Mac (see "—Compensation Discussion and Analysis—Farmer Mac's Policies on Stock Ownership and Trading").

Overview of Farmer Mac's Executive Compensation Practices

Farmer Mac's executive compensation program is designed to be consistent with good governance practices and is based on our philosophy that:

•	pay should be aligned with appropriate business objectives, effective risk management, and stockholder interests; and

•	incentive compensation should be based on company and individual performance without encouraging undue risk-taking.

Under the oversight of our Compensation Committee from design to payout, our executive compensation program is based on a pay-for-performance approach (both short-term and long-term) and executive retention. Our executive compensation program has the following key features consistent with sound governance:

•	Our short-term and long-term incentive compensation is based on balanced frameworks of metrics that are aligned with our mission and support the safety and soundness of Farmer Mac.

•
Our executive compensation program provides for more fixed compensation and less leverage compared to several years ago, as evidenced by a higher percentage of total compensation in the form of base salary and cash bonus and fewer grants of stock appreciation rights ("SARs") as part of a smaller targeted value of equity grants overall for each executive officer.

•
Our long-term incentive compensation maintains a conservative, balanced mix of SARs, shares of performance-based restricted stock, and shares of time-based restricted stock, placing less emphasis on SARs in the mix of long-term incentive compensation.

•
Although the targeted value of equity grants is a smaller percentage of the targeted value of overall compensation for our executive officers compared to several years ago, we continue to use equity grants to remain competitive with our market for executive talent.

•
A significant amount of the long-term incentive compensation we award is contingent on increased stockholder value and long-term performance through our grants of SARs and shares of performance-based restricted stock.

•
Incentive awards under our performance-based cash and equity plans are subject to caps and specific performance minimums. The shares of performance-based restricted stock we grant are capped at the number of shares of restricted stock representing the targeted value at the time of grant and may not be increased by exceeding the established performance metrics.

•
We do not provide our executive officers with any pension or supplemental executive retirement plans ("SERPs") that include an enhanced contribution formula compared to the formula used for contributions made by Farmer Mac on behalf of other employees. Executive officers participate in our defined contribution qualified retirement plan available to all employees. Our "make-whole" or "restoration" nonqualified deferred compensation plan offered to some executive officers uses the same contribution formula used to determine Farmer Mac's contributions to the retirement accounts of all employees.

•	We have an employment agreement with our CEO that is a fixed term contract. None of our other executive officers have employment contracts.

•	We provide conservative severance provisions to some executive officers, and we do not provide any additional benefits upon a change-in-control (no "golden parachutes").

•
We do not provide perquisites to our executive officers such as club memberships, company cars, or car allowances. We offer limited perquisites to executive officers above and beyond the benefits provided to all other employees, such as paid parking and supplemental disability and life insurance, and, in limited circumstances, use of a corporate apartment during an executive officer's relocation process.

•	Our insider trading policy prohibits any director or employee from engaging in hedging and pledging activities in Farmer Mac's securities.

•	We have a stock ownership program to better align the interests of officers and directors with those of Farmer Mac's stockholders.

•
We have a "clawback" policy that allows us to recover incentive compensation from current or former executive officers for an accounting restatement, termination of employment for "cause," or an incorrect calculation of a financial measure used to determine the value or amount of incentive compensation.

•	We evaluate our executive compensation program regularly to ensure that it does not create incentives for employees to take material risks.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") discusses our executive compensation program, primarily as it relates to both individuals who served as Chief Executive Officer during 2018, our Chief Financial Officer, and our three other most highly compensated executive officers ("named executive officers") whose compensation was determined by the Compensation Committee during 2018:

•	Bradford T. Nordholm, President and Chief Executive Officer;

•	R. Dale Lynch, Executive Vice President – Chief Financial Officer and Treasurer;

•	John C. Covington, Executive Vice President – Chief Credit Officer;

•	Stephen P. Mullery, Executive Vice President – General Counsel and Secretary;

•	Brian M. Brinch, Senior Vice President – Business Strategy and Financial Research; and

•	Lowell L. Junkins, former Acting President and Chief Executive Officer.

This list of named executive officers has changed since our CD&A for 2017. The current list of named executive officers, our 2018 CD&A, and the related tabular disclosures all reflect the leadership changes at Farmer Mac during 2018. Mr. Brinch was promoted to the position of Senior Vice President on April 11, 2018. The Board appointed Mr. Nordholm to serve as Farmer Mac's President and Chief Executive effective October 15, 2018. On that date, Mr. Nordholm replaced Mr. Junkins, who had served as Farmer Mac's Acting President and Chief Executive Officer since December 7, 2017 while continuing to act as Farmer Mac's Chairman of the Board.

General Compensation Goals and Pay Elements

The Board, through the Compensation Committee, has adopted a total compensation philosophy for Farmer Mac. Farmer Mac's total compensation philosophy is designed to maintain a compensation program that fosters a performance-oriented, results-based culture where compensation varies based on the business results achieved and is properly aligned with an acceptable risk profile, effective risk management, and stockholder returns. At the 2018 Annual Meeting of Stockholders to approve the compensation of Farmer Mac's named executive officers disclosed in Farmer Mac's 2018 Proxy Statement, approximately 98% of the votes cast by Farmer Mac's stockholders (excluding broker non-votes and abstentions) were voted in support of the compensation of the named executive officers. The Board considered the results of this advisory vote and determined that Farmer Mac's compensation policies and decisions should continue to emphasize the total compensation philosophy. Specifically, Farmer Mac's compensation program is designed to:

•	attract, retain, and reward employees with the skills required to accomplish Farmer Mac's business objectives;

•	provide accountability and incentives for achievement of those objectives;

•	pay for performance by linking a significant amount of compensation to increased stockholder value and the attainment of established corporate performance goals;

•	properly balance Farmer Mac's risk profile with both annual and long-term incentives; and

•	be integrated with Farmer Mac's business processes, including business planning, performance management, succession planning, and risk management.

Farmer Mac's total compensation philosophy seeks to achieve the appropriate balance among market-based salaries, variable incentive compensation, and benefits collectively designed to motivate the named executive officers to achieve Farmer

Mac's current and long-term business objectives and thereby enhance long-term stockholder value. This philosophy also seeks to encourage effective risk management and prudent risk-taking within Board-established parameters with the proper balance between short-term and long-term business performance. Farmer Mac strives to deliver a significant portion of total compensation for executive officers through both short-term and long-term incentives that vary with actual business and personal performance.

Peer Groups, Market Posture, and Compensation Philosophy

Farmer Mac is a federally chartered corporation created to establish a secondary market for agricultural and rural housing mortgages and rural utilities loans designed to:

•	increase the availability of credit for agricultural producers and rural utilities;

•	provide greater liquidity and lending capacity for agricultural and rural lenders; and

•	facilitate intermediate- and long-term agricultural and rural funding across business cycles.

Farmer Mac is unique because it is a government-sponsored enterprise regulated by the Farm Credit Administration, but is also a publicly-traded financial services institution. It is therefore difficult to identify "peer" companies for comparison purposes. However, the Compensation Committee has worked with Pay Governance to identify a blend of comparably-sized publicly-traded financial services institutions and mission-focused cooperative financial institutions (including some other government-sponsored enterprises) whose business and risk profiles are aligned with Farmer Mac's. The result is a peer group that includes regional banks, Farm Credit System institutions, Federal Home Loan Banks, and other financially-oriented cooperatives.

The Compensation Committee uses a peer group to assess competitive practices. Any peer group used by Farmer Mac is selected based on criteria approved by the Compensation Committee and is designed to align the peer group with the unique attributes of Farmer Mac. As a result, a peer group will have representation from relevant talent competitors such as mortgage and thrift institutions, financial entities with a significant agricultural focus, Farm Credit System institutions, and other government-sponsored enterprises. A peer group will also include organizations with significant mortgage operations and that are close in asset size to Farmer Mac. The peer group used by the Compensation Committee for determining the competitive market for 2018 executive compensation decisions before July 2018 consisted of 24 institutions:

•	AgFirst Farm Credit Bank

•	BancorpSouth, Inc.

•	CVB Financial Corp.

•	Federal Farm Credit Funding Corp.

•	Federal Home Loan Bank Office of Finance

•	Federal Home Loan Bank of Boston

•	Federal Home Loan Bank of Dallas

•	Federal Home Loan Bank of Pittsburgh

•	First Financial Bancorp.

•	First Midwest Bancorp Inc.

•	Flushing Financial Corp.

•	F.N.B. Corporation

•	Fulton Financial Corporation

•	Investors Bancorp

•	MB Financial, Inc.

•	National Rural Utilities Cooperative Finance Corporation

•	NBT Bancorp

•	Northwest Bancshares, Inc.

•	Old National Bancorp

•	Provident Financial Services, Inc.

•	TFS Financial

•	Trustmark Corporation

•	UMB Financial Corporation

•	Washington Federal

The Compensation Committee evaluated the peer group in July 2018 as part of its annual review and decided to add 7 institutions to the peer group and to remove 2 institutions from the peer group, resulting in a new peer group of 29 organizations. This determination was based in part on consideration of the types of organizations that had produced qualified candidates in the Board's search to identify a new Chief Executive Officer for Farmer Mac.

The 2 institutions removed from the original peer group of 24 institutions in July 2018 were:

•	Investors Bancorp

•	TFS Financial

The 7 institutions added to the original peer group of 24 institutions in July 2018 were:

•	Compeer Financial, ACA

•	Farm Credit Bank of Texas

•	Farm Credit Mid-America, ACA

•	Farm Credit Services of America, ACA

•	Federal Home Loan Bank of Chicago

•	Federal Home Loan Bank of Des Moines

•	Great Western Bancorp, Inc.

The Compensation Committee believes that the resulting peer group of 29 organizations is relevant to Farmer Mac in business and organizational focus and of sufficient size to buffer against the effects of removals due to acquisitions and mergers. The Compensation Committee used this new peer group to help determine Mr. Nordholm's initial compensation package as Farmer Mac's President and Chief Executive Officer and will use it to help inform executive compensation decisions for 2019.

The Compensation Committee believes that the peer group remains a useful tool to assist the Compensation Committee in assessing Farmer Mac's executive compensation program. However, due to the uniqueness of Farmer Mac's business model and the importance of multiple factors that should be considered in making compensation decisions, the Compensation Committee has also concluded that competitive market data from the peer group should not be the primary consideration in determining specific pay levels. Our compensation program is designed to reward individuals for achieving our goals and to attract, retain, and motivate our executive team, whose skills are critical to the current and long-term success of Farmer Mac. In establishing compensation for 2018, the Compensation Committee examined pay data from the peer group to stay current with market pay practices and design trends and to assess the competitiveness of overall compensation, but the Committee did not rely solely on this data. We use data from the peer group for reference and informational purposes but also consider factors such as our executive officers' individual performance, experience, and scope of role given the uniqueness of our strategy and mission. We do not specifically weight any of these criteria in making compensation decisions, nor do we target a specific percentile of the peer group. We manage total compensation to be competitive and vary the specific components of compensation to achieve our total compensation philosophy. For each named executive officer other than Farmer Mac's former Acting Chief Executive Officer and current Chief Executive Officer, the Compensation Committee considered recommendations of the former Acting Chief Executive Officer along with the above-described factors in establishing compensation for 2018.

The Compensation Committee establishes performance measures under the short-term incentive plan each year in an effort to balance business volume and earnings growth with prudent risk management objectives. For 2018, the Compensation Committee established three performance measures to quantify these objectives:

•	Net Program Volume;

•	Earnings; and

•	Ratio of Substandard Assets to Regulatory Capital.
The Compensation Committee has also included a discretionary "Leadership and Strategic Performance" measure for each named executive officer, as discussed in more detail on page 32.

In determining whether the targets are met, the Compensation Committee defines the performance measures as follows:

•
"Net Program Volume": aggregate amount of Farmer Mac's on- and off-balance sheet assets attributable to Farmer Mac's four lines of business (Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit).

•
"Earnings": core earnings (a non-GAAP financial measure reported by Farmer Mac described below) excluding the after-tax effects of provisions for losses, gains or losses on fair value, or sale of real estate owned ("REO") property.

•	"Substandard Assets" and "Regulatory Capital": as reported in Farmer Mac's Annual Report on Form 10-K as of December 31, but excluding REO property.

Core earnings, as described in Farmer Mac's Annual Report on Form 10-K most recently filed with the SEC on February 21, 2019, differs from GAAP net income attributable to common stockholders. In summary, the non-GAAP reconciling items between the two measures are:

•	gains or losses on undesignated financial derivatives due to changes in fair value;

•	gains or losses on hedging activities due to changes in fair value;

•	unrealized gains or losses on trading assets;

•	amortization of premiums or discounts and deferred gains on assets consolidated at fair value; and

•	the net effects of terminations or net settlements on financial derivatives and hedging activities.
Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. Farmer Mac believes that core earnings is a better measure than GAAP net income to evaluate Farmer Mac's economic performance and business trends because GAAP net income can be affected significantly by market fluctuations that are not related to Farmer Mac's fundamental business.

The Compensation Committee measures achievement against each of these performance measures as of year-end. Each performance measure is weighted based on the Compensation Committee's expectations, and the Compensation Committee establishes thresholds within each performance measure to determine the actual levels of attainment necessary for payout. Although it is always a challenge to narrow down to a few measures, the Compensation Committee chose these measures because they most closely represent the business goals established by the Board and management for each year and balance the need for business volume growth, earnings, disciplined underwriting, and continued financial stability with the enhancement of stockholder value.

For long-term incentive compensation for executive officers, the Compensation Committee awards grants of equity-based compensation in the form of SARs, shares of performance-based restricted stock, and shares of time-based restricted stock. All grants of equity-based compensation are required to comply with a policy approved by Farmer Mac's Board that creates a framework for a consistent process for granting equity-based awards, prevents the backdating of awards, prohibits the manipulation of the timing of the public release of material information or of an award with the intent to benefit an award recipient, and ensures the overall integrity and efficiency of Farmer Mac’s award process. Under this policy, for grants of equity-based compensation awards in the form of shares of restricted stock, the number of shares awarded is based on a target long-term incentive value approved by the Compensation Committee for the individual divided by the average closing price of Farmer Mac’s Class C Non-Voting Common Stock over the previous 30 calendar days ending seven calendar days before the grant date. For grants of equity-based compensation awards in the form of SARs, the number of SARs awarded is based on a target long-term incentive value approved by the Compensation Committee for the individual divided by the Black-Scholes value ending seven calendar days before the grant date based on assumptions consistent with the assumptions Farmer Mac uses for determining stock-based compensation expense under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. The Board policy requires the exercise price or grant price of any SAR to be the fair value of Farmer Mac’s Class C Non-Voting Common Stock on the grant date, defined as the closing price of that stock as reported by the NYSE on the grant date.

Grants of equity-based compensation are generally made to our named executive officers each year shortly after the filing of Farmer Mac's Annual Report on Form 10-K with the SEC. Awards to executive officers may also be made in special circumstances such as the start of employment, promotion, or assumption of additional duties. For the annual grants made to Messrs. Covington, Lynch, and Mullery in March 2018:

•	50% of the applicable targeted value for long-term incentive compensation was granted in the form of shares of time-based restricted stock;

•	25% of the applicable targeted value for long-term incentive compensation was granted in the form of shares of performance-based restricted stock; and

•	25% of the applicable targeted value for long-term incentive compensation was granted in the form of SARs.

The shares of time-based restricted stock granted in March 2018 vest in three equal annual installments, the first of which vested on March 31, 2019, and the second and third of which will vest on March 31, 2020 and March 31, 2021, respectively, if the individuals are still employed by Farmer Mac on those dates. The shares of performance-based restricted stock granted in March 2018 have been linked to Farmer Mac's performance so that they only vest at the end of approximately three years if Farmer Mac achieves specified long-term performance goals focused on capital efficiency and credit quality. The Compensation Committee established the long-term incentive performance goals to reward achievements directly related to Farmer Mac's safety and soundness such as the enhancement of Farmer Mac's capital position and the maintenance of Farmer Mac's strong asset quality.

The specific vesting targets established for the March 2018 grants of shares of performance-based restricted stock are:

•
50% of the shares of restricted stock will vest on March 31, 2021 if the Compensation Committee determines that Farmer Mac maintained compliance with all applicable regulatory capital requirements between January 1, 2018 and December 31, 2020, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Committee's subjective evaluation of the efficiency of Farmer Mac’s use of capital over that three-year period; and

•	50% of the shares of restricted stock will vest on March 31, 2021 if the Compensation Committee determines that Farmer Mac achieved:

◦
an annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2018 and ending on December 31, 2020; and

◦
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2018 and ending on December 31, 2020.

In performing these calculations, “net charge-offs” is defined as charge-offs to Farmer Mac’s allowance for losses net of actual recoveries plus any writedowns on REO properties and any gains or losses realized upon disposition of REO properties, and average balances are determined by calculating a simple average of reported balances as of the end of each calendar quarter.

The SARs granted in March 2018 vest in three equal annual installments, the first of which vested on March 31, 2019, and the second and third of which will vest on March 31, 2020 and March 31, 2021, respectively, if the individuals are still employed by Farmer Mac on those dates. Although the Compensation Committee has decreased the emphasis on SARs in recent years consistent with competitive practices in Farmer Mac's peer group and the broader financial services industry, the Compensation Committee continues to believe that grants of SARs provide a valuable way to link the executives' long-term incentive compensation to the interests of Farmer Mac's stockholders. SARs only have realizable value to the extent that the stockholders have received an increase in value while the SARs are outstanding.

Mr. Brinch was awarded shares of time-vested restricted stock in April 2018 before his promotion to Senior Vice President and was not awarded any additional equity-based compensation for this promotion. Mr. Nordholm was awarded shares of time-vested restricted stock on his first day of employment on October 15, 2018. Those equity awards to Mr. Brinch and Mr. Nordholm are described in more detail in "Total Compensation Elements—Long-Term Incentive Compensation."

Total Compensation Elements

Compensation Package for New CEO

In September 2018, the independent members of the Board approved Mr. Nordholm's initial base salary at $750,000 per year starting October 15, 2018. The Compensation Committee will review Mr. Nordholm's base salary periodically for potential increases in the Committee's sole discretion, but no increase in his base salary will be required during the initial term of his employment agreement. Mr. Nordholm's annual target bonus is 80% of his annual base salary ($600,000), which was prorated for 2018 to reflect the start of his employment on October 15, 2018. On his first day of employment, Mr. Nordholm received an equity award of time-vested restricted stock worth approximately $250,000, which will "cliff" vest on March 31, 2021 if Mr. Nordholm is still employed by Farmer Mac on that date. Mr. Nordholm's target value was $700,000 for the award of time-vested and performance-vested restricted stock and SARs granted in February 2019 as long-term incentive compensation at the same time that annual equity awards were made to Farmer Mac's other executive officers. Mr. Nordholm is party to an employment agreement with Farmer Mac for an initial term of October 15, 2018 through March 31, 2021, subject to earlier termination as provided in the agreement. See "—Executive Compensation—Agreements with Executive Officers" for more information about Mr. Nordholm's employment agreement.

Total Compensation for Acting President and CEO

Mr. Junkins served in his role as Farmer Mac's Acting President and Chief Executive Officer ("Acting CEO") from December 7, 2017 until October 15, 2018. During that time, Mr. Junkins continued to act as Chairman of the Board of Farmer Mac and to receive the annual director compensation disclosed under "Proposal 1: Election of Directors—Compensation of Directors." He also was reimbursed for certain expenses related to his service as Acting CEO. Specifically, Farmer Mac reimbursed Mr. Junkins for his living and commuting expenses (including the use of a corporate apartment) while working in Washington, D.C. at the request of the Board and maintaining his primary residence in Iowa.

From December 7, 2017 until May 1, 2018, Mr. Junkins received no additional compensation for his role as Acting CEO. After the Board's evaluation of the job expectations, responsibilities, and required time commitment for this role, the Compensation Committee approved a base salary for Mr. Junkins of $40,000 per month effective May 1, 2018. At that time, the Compensation Committee also approved a performance-based cash bonus of $160,000 for Mr. Junkins in recognition of his service in the role as Acting CEO since December 2017. In October 2018, the Board, based on a recommendation from the Compensation Committee, approved an additional cash bonus of $226,000 for Mr. Junkins in recognition of his overall performance as Farmer Mac’s Acting CEO from December 7, 2017 until October 15, 2018. The Compensation Committee reviewed Mr. Junkins’ performance as Farmer Mac’s Acting CEO and qualitatively evaluated his achievements toward the strategic objectives of Farmer Mac, with a particular focus on the effectiveness of his leadership during the transition period of executive management and the successes achieved under his leadership in the areas of corporate governance, internal communications, safety and soundness, human capital, and the onboarding of Mr. Nordholm as Farmer Mac’s new President and Chief Executive Officer. Based on Mr. Junkins' 313-day tenure as Acting CEO, the $613,077 total amount of cash compensation Mr. Junkins received for his service as Farmer Mac's Acting CEO approximates a prorated amount of the $715,000 annual base salary of the former chief executive officer he replaced in December 2017 and is well below the former chief executive officer's target total direct compensation of $1.9 million for 2017.

Mr. Junkins did not receive any grants of equity-based compensation in 2018 other than the grant in March 2018 of 635 shares of time-vested restricted stock solely for his service as a member of Farmer Mac’s Board, which was the same number of shares received by all other Board members at that time. Mr. Junkins did not receive any employee benefits during 2018. Mr. Junkins continued to receive director fees while serving as Acting CEO and received some perquisites during 2018, including the reimbursement of certain living and commuting expenses described above, as disclosed in note 9 to the Summary Compensation Table in "—Executive Compensation—Summary Compensation Table."

Total Compensation for Other Named Executive Officers

The total compensation package for named executive officers other than Mr. Junkins consists of the following elements with the goal of offering a balanced compensation package:

•	base salary;

•	annual (short-term) cash incentive compensation;

•	long-term, equity-based incentive compensation; and

•	retirement and other benefits, most of which are similarly provided to all other full-time employees.

The Compensation Committee believes that this is consistent with its philosophy of promoting a performance-oriented, results-based culture where compensation varies based on business results achieved and is properly aligned with an acceptable risk profile, effective risk management, and stockholder returns.

The Compensation Committee approved the 2018 target compensation levels for the named executive officers other than Mr. Junkins as set forth in the table below. The figures in the table below reflect prorated portions for Mr. Nordholm's annual base salary ($750,000) and annual target bonus ($600,000) to reflect the start of his employment on October 15, 2018.

2018 Target Compensation Levels

Name	Base Salary	Target Bonus	Target Total Cash Compensation[1]	Target Long-Term Incentive Value[2]	Target Total Direct Compensation[3]
Bradford T. Nordholm	$160,275	$128,220 (80% of base salary)	$288,495	$250,000	$538,495
R. Dale Lynch	$456,000	$228,000 (50% of base salary)	$684,000	$351,000	$1,035,000
John C. Covington	$370,000	$166,500 (45% of base salary)	$536,500	$296,000	$832,500
Stephen P. Mullery	$415,000	$166,000 (40% of base salary)	$581,000	$206,000	$787,000
Brian M. Brinch	$285,000	$120,000 (40% of base salary)	$405,000	$76,200	$481,200

1 Target total cash compensation equals approved base salary plus target bonus. The target total cash compensation for Mr. Nordholm is a prorated portion of his annual target to reflect the start of his employment on October 15, 2018. Mr. Brinch's annual base salary was increased from $255,000 to $300,000 effective May 1, 2018, resulting in an effective annual base salary for the year of approximately $285,000. Mr. Brinch's target bonus for 2018 was not prorated to reflect his lower base salary for the first third of the year.

2 Includes the value of shares of time-based restricted stock, shares of performance-based restricted stock, and SARs, with a target of approximately 50%, 25%, and 25%, respectively, for each type of award granted in March 2018 to Messrs. Covington, Lynch, and Mullery. The number of shares of restricted stock and SARs actually granted in March 2018 was determined in accordance with the Board policy on grants of equity-based compensation described above in "Peer Groups, Market Posture, and Compensation Philosophy." For Mr. Nordholm, includes the value of time-based restricted stock granted upon the start of his employment on October 15, 2018. For Mr. Brinch, includes the value of time-based restricted stock granted on April 4, 2018 in connection with his annual performance evaluation before being promoted to Senior Vice President.

3 Target total direct compensation equals target total cash compensation plus the target long-term incentive value.

In determining the target compensation levels, the Compensation Committee reviewed peer group market information provided by Pay Governance for the compensation elements of base salary, target total cash compensation, and target total direct compensation for each position. The Compensation Committee also reviewed other market information related to trends in the broader banking and financial services industry provided by Pay Governance to provide additional context. In determining each element of target compensation for 2018, the Compensation Committee considered the applicable market information in relation to Farmer Mac's performance as well as factors unique to each individual, such as an individual's performance, expertise, experience, competencies, skills, contribution to Farmer Mac's performance, tenure at Farmer Mac, future potential, scope of responsibility and accountability within Farmer Mac, ethics and integrity, other leadership attributes and accomplishments, and job responsibilities, all compared to the relevant position in the peer group. The Compensation Committee does not target a specific percentile in the peer group for each element of total direct compensation and considers the variety of factors described above in considering the range of competitiveness for target total direct compensation.

In January 2018, the Compensation Committee re-evaluated the total compensation package for each of Messrs. Covington, Lynch, and Mullery. Based on the Compensation Committee’s review of peer group and other market data related to the broader banking and financial services industry, the Compensation Committee determined to make limited changes to the level of target total direct compensation for those three individuals for 2018 compared to 2017. The increases in 2018 total target direct compensation compared to 2017 levels for those three individuals were attributable to annual merit increases in base salary of $5,000 each and increases in the related target bonuses through increases in the fixed target percentages on higher base salaries. Mr. Lynch's fixed target percentage for his target bonus was increased from 45% to 50% of base salary. Mr. Covington's fixed target percentage for his target bonus was increased from 35% to 45% of base salary. Mr. Mullery's fixed target percentage for his target bonus was increased from 35% to 40% of base salary. The targeted value of long-term incentive awards for each of those three named executive officers remained the same in 2018 as in 2017. The cumulative effect of these actions was to increase the total target direct compensation of each of Messrs. Covington, Lynch, and Mullery by approximately 5.5%, 3.0%, and 3.6%, respectively, for 2018 compared to each individual’s respective targeted level for 2017. The Compensation Committee determined Mr. Brinch's 2018 compensation package in May 2018 after his promotion to the position of Senior Vice President. Based on the recommendation of the Compensation Committee, the independent members of the Board approved Mr. Nordholm's 2018 compensation package in September 2018.

Base Salary. We pay base salary to provide current and prospective executives with a predictable core amount of annual compensation, regardless of Farmer Mac's financial results, so long as the executives perform their duties in a competent, professional manner. The Compensation Committee sets this pay element at a level that, by itself, would provide executives with a level of financial security commensurate with the competitive market, but not at a level expected to be adequate alone to retain executives or motivate outstanding performance. The Compensation Committee strives to balance the annual base salary with the opportunity for executives to realize value in the form of both short-term and long-term incentive compensation, while remaining competitive relative to the peer group. The Compensation Committee reviews the base salaries of Farmer Mac's executive officers annually shortly after the end of the calendar year, as well as at the time of promotions or other changes in responsibilities. Increases in salary normally take effect on January 1 unless a promotion or new hire requires a different timing.

In January 2018, the Compensation Committee determined the 2018 annual base salaries of Messrs. Covington, Lynch, and Mullery based on an evaluation of each individual's performance, experience, level of responsibilities, level of base salary, and peer group market data provided by Pay Governance. The Compensation Committee approved $5,000 annual merit increases to the annual base salaries of those three individuals, which were effective retroactively to January 1, 2018:

•	Mr. Lynch – increase from $451,000 to $456,000;

•	Mr. Covington – increase from $365,000 to $370,000; and

•	Mr. Mullery – increase from $410,000 to $415,000.

In May 2018, the Compensation Committee increased Mr. Brinch's base salary from $255,000 to $300,000 retroactive to May 1, 2018 after his promotion to Senior Vice President. In September 2018, the independent members of the Board approved Mr. Nordholm's starting base salary at $750,000 per year starting October 15, 2018. The Compensation Committee will review Mr. Nordholm's base salary periodically for potential increases in the Committee's sole discretion, but no increase in Mr. Nordholm's base salary will be required during the initial term of his employment agreement through March 31, 2021.

In February 2019, the Compensation Committee determined the 2019 annual base salaries for all of the named executive officers other than Mr. Junkins based on an evaluation of each executive's performance, experience, level of responsibilities, level of base salary, and peer group market data provided by Pay Governance. The Compensation Committee approved the following changes to annual base salaries, which were effective retroactively to January 1, 2019:

•	Mr. Lynch – increase from $456,000 to $500,000;

•	Mr. Covington – increase from $370,000 to $380,000; and

•	Mr. Mullery – increase from $415,000 to $425,000.

These increases to the 2019 annual base salaries reflect the Compensation Committee’s determination to grant annual merit increases to three individuals, resulting in increases of approximately 9.6% for Mr. Lynch, 2.7% for Mr. Covington, and 2.4% for Mr. Mullery. The Compensation Committee did not change the annual bases salaries of Mr. Nordholm or Mr. Brinch for 2019.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation to motivate and reward performance by the executive officers. We measure this performance by comparing Farmer Mac's results against specified short-term goals established by the Compensation Committee and reviewed by the Board. In determining the performance goals and weightings for the year, the Compensation Committee considers competitive practices for incentive design and seeks to encourage prudent risk-taking within Board-established parameters by balancing growth in business volume and earnings with risk management objectives. Consistent with this philosophy, the Compensation Committee chose performance goals and weightings for 2018 that it believed struck the appropriate balance among the corporate goals of earnings (25% weight), business volume (25% weight), and asset quality (15% weight), as well as an individual's leadership and strategic performance (35% weight). These are the same metrics and weightings used to determine short-term incentive compensation for 2017. These goals most closely represent the business strategies and objectives established by the Board and management in Farmer Mac's business plan for 2018 and seek to reward responsible growth by balancing the need for growth in business volume and earnings, disciplined underwriting, and continued financial stability with enhancement of stockholder value. The Compensation Committee believes that these short-term goals are consistent with Farmer Mac's long-term goals and public mission. In 2018, the Compensation Committee continued its practice of aligning business strategies and objectives established by the Board and management in Farmer Mac's business plan for the year by linking the threshold, target, and maximum amounts for each of the "Earnings" and "Net Program Volume" components directly to projections made in Farmer Mac's business plan for 2018, instead of to fixed percentage increases over the prior year results. As described in more detail below, Farmer Mac must also achieve pre-established financial and business thresholds before any annual cash incentive compensation will be paid.

For 2018, each of the named executive officers other than Mr. Junkins earned the percentages of the components of his targeted cash incentive compensation as described in the table below. 65% of each individual's incentive compensation for 2018 was based on Farmer Mac's attainment of the specified measures, which was the same for all named executive officers. The remaining 35% of an individual's cash incentive compensation was based on the Compensation Committee's qualitative evaluation of the achievements toward the strategic initiatives of Farmer Mac by each individual and the named executive officers as a group.

For actual performance between threshold, target, and maximum amounts, the annual incentive award earned is interpolated on a straight-line basis. If performance falls below the threshold amount, no payment is made. For 2018, each of the named executive officers earned the percentages of the components of his annual targeted cash incentive compensation as described in the table below. For 2018, Farmer Mac met or exceeded the amount set forth in the maximum column for "Ratio of Substandard Assets to Regulatory Capital" and the amounts set forth in the threshold column for "Net Program Volume" and "Earnings." Farmer Mac's performance was below the amounts set forth in the target column for those two metrics.

For the "Leadership and Strategic Performance" component weighted at 35%, some factors considered by the Compensation Committee in its qualitative evaluation of each named executive officer were an individual's professional skills, leadership, responsibility, work organization, initiative, creativity, dedication, resourcefulness, and level of contribution to the attainment of business plan objectives and strategic initiatives. The Compensation Committee reviewed Farmer Mac's 2018 accomplishments and qualitatively judged, in its evaluation, the 2018 achievements by each of the named executive officers and the named executive officers as a group, with particular focus on leadership during the changes in executive management during 2018, developing Farmer Mac's long-term strategic planning, enhancing the effectiveness of risk management, and achieving Farmer Mac's capital goals. When combined, the level of incentive achieved by each of the named executive officers other than Mr. Junkins for 2018 ranged from 95.31% to 112.81% of the applicable target bonus. Annual incentive compensation payments for 2018, which are disclosed in "Executive Compensation—Summary Compensation Table," were paid in March 2019. Mr. Junkins received $386,000 in performance-based cash incentive compensation for his service as Acting President and Chief Executive Officer during 2018 as described in more detail above in "Total Compensation Elements—Total Compensation for Acting President and CEO."

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)	Result	Paid
Earnings[1]	25%	$81.3 million	$90.3 million	$99.4 million	$84.3 million	16.69%
Net Program Volume	25%	$19.7 billion	$20.3 billion	$23.4 billion	$19.7 billion	13.62%
Ratio of Substandard Assets to Regulatory Capital	15%	less than 100%	less than 60%	less than 40%	31.58%	30.00%
Leadership and Strategic Performance	35%	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance	leadership, strategic planning, risk management, and capital efficiency	Varied by individual between 35.00% and 52.50%
Total	100%					Varied by individual between 95.31% and 112.81%
1 See page 27 for a description of the calculation of "Earnings" for these purposes.

For 2018, no annual incentive compensation would have been paid unless both of the following criteria were met:

•	Farmer Mac has positive core earnings of at least $20.0 million after the provision for losses and preferred stock dividends; and

•	the Compensation Committee's satisfactory evaluation of any regulatory actions taken during the year.

The Compensation Committee retains discretion to award no annual cash incentive pay in appropriate circumstances regardless of the achievement against corporate performance targets.

For 2019, each of the named executive officers other than Mr. Junkins (and any other executive officer who may be hired during 2019) will earn percentages of the components of his targeted cash bonus for 2019, determined formulaically according to the table below. For 2019, the Compensation Committee decided to maintain the same metrics and weightings used to determine short-term incentive compensation for 2018, as described in the table below.

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)
Earnings[1]	25%	90% of 2019 Business Plan forecast	100% of 2019 Business Plan forecast	110% of 2019 Business Plan forecast
Net Program Volume	25%	Midpoint between year-end 2018 level and 2019 Business Plan forecast	100% of 2019 Business Plan forecast	115% of 2019 Business Plan forecast
Ratio of Substandard Assets to Regulatory Capital	15%	100%	60%	40%
Leadership and Strategic Performance	35%	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance	Evaluation by Compensation Committee of Performance
Total	100%
1 See page 27 for a description of the calculation of "Earnings" for these purposes.

For 2019, no annual incentive compensation will be paid unless both of the following criteria are met:

•	Farmer Mac has positive core earnings of at least $20.0 million after the provision for losses and preferred stock dividends; and

•	the Compensation Committee's satisfactory evaluation of any regulatory actions taken during the year.

Long-Term Incentive Compensation. The Compensation Committee uses a mix of equity compensation for executive officers that is designed to reward performance and properly align the interests of executive officers with the long-term interests of stockholders through a balance of stock awards. In 2018, long-term incentive compensation consisted of grants of shares of time-based restricted stock, shares of performance-based restricted stock, and SARs with an exercise price equal to the fair market value of Farmer Mac's Class C Non-Voting Common Stock on the date of grant. Competitive long-term incentive awards also serve to retain executives over the longer term. The Compensation Committee considers the annual value of all components of the total compensation package, including base salary, annual incentive cash compensation, long-term incentive pay, and retirement benefits and perquisites when determining the form and level of long-term equity grants. Although there is no formula for allocation, the long-term incentive grants are considered as part of the overall compensation package. When considering the competitive market, the Compensation Committee looks at the annual value of long-term grants. The annual values granted reflect the intended compensation for that year, so prior grants are considered only if there is a concern with maintaining market competitiveness. The Compensation Committee is also keenly aware of the need to discourage excessive risk taking by Farmer Mac's executives while rewarding growth in stockholder value. Thus, the

Compensation Committee has better aligned Farmer Mac's total compensation package with its peer group during the last five years by shifting compensation opportunity in favor of cash compensation in the form of salary and cash bonus, which it believes strikes an appropriate balance in meeting the Compensation Committee's goals described above.

In March 2018, the Compensation Committee granted shares of time-based restricted stock, shares of performance-based restricted stock, and SARs to Messrs. Covington, Lynch, and Mullery after the filing of Farmer Mac's Annual Report on Form 10‑K for fiscal year 2017. The exercise price of those SARs is the closing price on the grant date as reported by the NYSE ($86.15 per share). In setting 2018 equity awards, the Compensation Committee determined a targeted value for the awards that was competitive and reasonable when compared to Farmer Mac's peer group and the practices of the broader banking and financial services industry, as well as consistent with Farmer Mac's performance and compensation philosophy. Consistent with Farmer Mac's total compensation philosophy, a significant portion of the named executive officers' total compensation is performance-based. The shares of performance-based restricted stock granted to those three named executive officers in March 2018 will vest on March 31, 2021 if the individuals are still employed by Farmer Mac on that date and Farmer Mac attains the performance targets identified on page 28. The shares of time-based restricted stock and SARs granted to those three officers in March 2018 vest ratably in installments over three years, with the first installment having vested on March 31, 2019. The overall targeted values for the March 2018 equity awards to Mr. Covington ($296,000), Mr. Lynch ($351,000), and Mr. Mullery ($206,000) represented no change from each individual's targeted value used for their 2017 equity awards.

Mr. Brinch was promoted to the position of Senior Vice President in April 2018. Before that, he was awarded 895 shares of time-vested restricted stock on April 4, 2018 in connection with his annual employee performance evaluation. Those shares had a value of $76,200 on the grant date and will "cliff" vest on April 15, 2021 if Mr. Brinch is still employed by Farmer Mac on that date. Mr. Brinch was not awarded any other equity-based compensation for the promotion to his new role.

Mr. Nordholm was awarded 3,578 shares of time-vested restricted stock upon the start of his employment on October 15, 2018. Those shares had a value of approximately $250,000 on the grant date and will "cliff" vest on March 31, 2021 if Mr. Nordholm is still employed by Farmer Mac on that date.

In February 2019, the Compensation Committee granted shares of time-based restricted stock, shares of performance-based restricted stock, and SARs to all the named executive officers other than Mr. Junkins at the first Committee meeting held after the filing of Farmer Mac's Annual Report on Form 10-K for fiscal year 2018. The Compensation Committee set 2019 equity awards in the same manner as it did in 2018 and in accordance with Farmer Mac's total compensation philosophy described above.

Retirement Plans. During 2018, Farmer Mac provided retirement benefits for all employees through a 401(k) plan that contains an employer-funded defined contribution element under which Farmer Mac annually contributes 13.2% of each employee's base compensation up to the Social Security wage base ($128,400 in 2018) and 18.9% of each employee's base compensation above the Social Security wage base, up to the compensation limit set by the Internal Revenue Service ($275,000 in 2018). Based on these contribution formulas and applicable limits, Farmer Mac contributed the following amounts for 2018 to the 401(k) accounts of its named executive officers other than Mr. Junkins:

•	$18,850 to the 401(k) account of Mr. Nordholm; and

•	$44,656 to the 401(k) accounts of each of Messrs. Brinch, Covington, Lynch, and Mullery.

Farmer Mac's 401(k) plan also permits employees to make their own retirement contributions, subject to applicable limits set by the Internal Revenue Service.

Starting in May 2017, Messrs. Covington, Lynch, and Mullery began participating in a nonqualified deferred compensation plan designed to restore employer retirement contributions for each participant to the level those individuals would have otherwise been eligible to receive in employer contributions under the 401(k) plan in the absence of the limits imposed by the Internal Revenue Code of 1986, as amended ("Code") on the amount of compensation that can be considered under a qualified retirement plan. Under the nonqualified deferred compensation plan, Farmer Mac credits the account of each participant with an amount equal to 18.9% of the difference between (i) the annual compensation limit under 401(a)(17) of the Code, described above, and (ii) the participant's annual base salary, which in calculating employer credits is capped at $700,000 for Farmer Mac's President and Chief Executive Officer and $500,000 for all other participants. For 2018, Farmer Mac credited the accounts of Messrs. Covington, Lynch, and Mullery in the amounts of $17,955, $34,209, and $26,460, respectively. Although Mr. Nordholm became eligible to participate in the nonqualified deferred compensation plan upon the start of his employment on October 15, 2018, Farmer Mac did not credit any amount to him for 2018 under the plan because his prorated base salary for the year did not exceed the $275,000 annual compensation limit for 2018 under 401(a)(17) of the Code. The

Compensation Committee has determined that Farmer Mac's nonqualified deferred compensation plan will be made available only to executive officers with a title of Executive Vice President or higher, so Mr. Brinch does not currently participate in that plan. See "Executive Compensation Governance—Executive Compensation—Nonqualified Deferred Compensation Table" for more information about Farmer Mac's nonqualified deferred compensation plan.

Other Benefits. As Farmer Mac’s Acting President and Chief Executive Officer through October 15, 2018, Mr. Junkins was reimbursed for certain expenses relating to his service in that role. Specifically, Farmer Mac reimbursed Mr. Junkins for his living and commuting expenses (including the use of a corporate apartment) while working in Washington, D.C. at the request of the Board and maintaining his primary residence in Iowa. Farmer Mac provides the named executive officers other than Mr. Junkins participation in Farmer Mac's standard employee benefit plans on the same terms as other employees, which include:

•	medical, dental, and vision insurance coverage with all premiums paid by Farmer Mac;

•	funding of an employee health savings account by Farmer Mac; and

•	a $50,000 group term life insurance policy.

Farmer Mac also makes available the following benefits to all of the named executive officers other than Mr. Junkins (starting October 15, 2018 for Mr. Nordholm):

•	a term life insurance policy with a face amount approximately equal to one year's base salary;

•	paid parking in the garage beneath Farmer Mac's headquarters; and

•	additional long-term disability insurance above the level provided to other employees.

In limited circumstances, Farmer Mac also reimburses for reasonable moving expenses and provides use of a corporate apartment during an executive officer's relocation process, a benefit that Mr. Nordholm received during the first several months of his employment beginning in October 2018.

Payments in Connection with a Change-in-Control

Farmer Mac's statutory charter is written in a way that substantially precludes any change-in-control through voting rights associated with its Voting Common Stock. Thus, no provision is made for payments to named executive officers in connection with any change-in-control, and no outstanding equity awards to the named executive officers will vest upon a change-in-control.

Post-Employment Compensation

Mr. Nordholm has an employment agreement that provides for severance payments if the agreement is terminated by Farmer Mac other than for cause. Messrs. Lynch, Covington, and Mullery have participated in Farmer Mac's Amended and Restated Executive Officer Severance Plan since November 2016. That plan provides for severance payments if Farmer Mac terminates employment other than for cause. See "Executive Compensation Governance—Executive Compensation—Agreements with Executive Officers."

Impact of Accounting and Tax Treatment on Compensation Awards

In general, Section 162(m) of the Code places a limit of $1 million on the amount of compensation that Farmer Mac may deduct in any one year per person for certain executive officers of Farmer Mac. There is an exception to the limitation for "performance-based compensation" meeting certain requirements for taxable years beginning on or before December 31, 2017 or, for later years, payable under a binding written agreement in effect on or before November 2, 2017 that satisfies the performance rules and is not materially modified.

Farmer Mac has not historically made compensation decisions based solely on the effect of the tax deductibility or accounting treatment of compensation to named executive officers, although the Compensation Committee does balance tax deductibility with other business considerations. To the extent practicable, the Compensation Committee intends to preserve the tax deductibility of compensation paid to executive officers but will not necessarily limit executive compensation to what is deductible under Section 162(m) of the Code if necessary to attract, retain, and reward high-performing executives. It is therefore possible that compensation for executive officers may exceed the per person $1 million limitation for deductibility in any particular year. Also, the deductibility of some types of compensation depends on the timing of an executive’s vesting or exercise of previously-granted equity awards.

Farmer Mac's Policies on Stock Ownership and Trading

Stock Ownership Policy

In March 2019, the Board approved a policy on stock ownership applicable to Farmer Mac's officers and directors (each, a "covered person") to encourage them to maintain a meaningful ownership interest in Farmer Mac, help align their interests with those of Farmer Mac's stockholders, and promote sound corporate governance and a long-term perspective in managing Farmer Mac. Under the policy, each covered person is expected to beneficially own a specified amount of Farmer Mac's Class C Non-Voting Common Stock, calculated as a multiple of the covered person's annual base salary or annual cash retainer, as described in the table below:

Title	Minimum Ownership Requirement
Chief Executive Officer	3 times annual base salary
Executive Vice President	2 times annual base salary
Senior Vice President	annual base salary
Vice President	half of annual base salary
Non-Employee Director	2 times annual cash retainer

The following shares and equity rights are included in determining satisfaction of the applicable minimum ownership requirement for a covered person: shares directly owned or beneficially owned indirectly (such as through family trusts, immediate family members, or retirement accounts); shares of unvested time-based restricted stock; and unvested time-based restricted stock units. The shares and equity rights that do not count towards satisfaction of the applicable minimum ownership requirement for a covered person include: unexercised vested or unvested stock options or SARs; shares of unvested performance-based restricted stock; and unvested performance stock units. The stock ownership policy requires covered persons to satisfy the applicable minimum ownership requirement within five years of March 13, 2019, or within five years from the date of hire, promotion, initial election, or initial appointment, as applicable. The Committee administers this policy and may make exceptions to the applicable minimum ownership requirement based on personal circumstances or hardship of a covered person. For more information on the stock ownership of our named executive officers and directors, see "Stock Ownership of Directors, Director Nominees, Named Executive Officers, and Certain Beneficial Owners."

Insider Trading Policy

Farmer Mac has a policy on insider trading applicable to all directors and employees, including named executive officers, that requires compliance with the federal securities laws and adherence to Farmer Mac's pre-clearance and other policies and procedures (including "open windows" for sales of stock and the adoption of Rule 10b5-1 plans). Farmer Mac's insider trading policy prohibits any director or employee from engaging in (1) any pledging activities in Farmer Mac's securities and (2) any short sales of, or purchases or sales of puts, calls, or other derivative securities based on, Farmer Mac's securities.

Clawback Policy

In November 2018, the Compensation Committee reviewed and recommended approval of a revised compensation recoupment or "clawback" policy, which was approved by the full Board. Under the policy, originally adopted in August 2017, the Compensation Committee has the full power and authority and sole and exclusive discretion to construe, interpret, and administer the policy. The policy provides that Farmer Mac may recover from any current or former executive officer or controller and any other designated employee all or a portion of previously-granted incentive compensation as follows: (1) if Farmer Mac is required to prepare an accounting restatement, an amount, if any, (a) in excess of what would have been paid under the accounting restatement during the preceding three-year period, or (b) that constitutes a reasonable estimate of the effect of the accounting restatement if the excess amount described in (1)(a) of this paragraph cannot be determined directly from the information in the related accounting restatement; (2) if an individual subject to the policy is terminated for "cause," an amount up to 100% of the incentive compensation received during the preceding three-year period before the date of termination, with the amount to be determined by the Compensation Committee in its sole discretion based on the conduct involved; or (3) during the preceding three fiscal years, if a financial measure used to determine the value or amount of incentive compensation received from Farmer Mac was calculated incorrectly, any amount of the incentive compensation in excess of what would have been received based on the recalculated measure. Any cash or equity incentive compensation awards granted since 2012 will be subject to this "clawback" policy adopted by the Compensation Committee. The policy provides that if final rules or regulations are issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), the Compensation Committee will be required to amend the policy to reflect and comply with these new rules and regulations.

Risk

Farmer Mac has considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees in taking business risks that could affect Farmer Mac. We believe that our compensation policies and practices, either individually or in the aggregate, are not reasonably likely to have a material adverse effect on Farmer Mac.

Compensation Consultant Fees

The Compensation Committee engaged Pay Governance to serve as the Compensation Committee's independent compensation consultant from July 1, 2017 until June 30, 2018 and again from July 1, 2018 until June 30, 2019. Pay Governance was accountable to and reported directly to the Compensation Committee. Farmer Mac's management had no role in selecting the Compensation Committee's compensation consultant and had no relation to that consultant. In 2018, Pay Governance did not provide any services to Farmer Mac other than the executive and director compensation advisory services provided to the Compensation Committee. Under its compensation consultant independence policy, the Compensation Committee will consider and pre-approve, as appropriate, any additional services provided by the Compensation Committee's consultant to Farmer Mac. For 2018, Farmer Mac incurred an aggregate amount of $93,593 in fees (not including reimbursement for travel-related expenses) for the advisory services rendered by Pay Governance.

The Compensation Committee has assessed the independence of Pay Governance under SEC rules and NYSE listing standards and concluded that no conflict of interest exists that would have prevented or would prevent Pay Governance from independently representing the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Currently, directors Culver, Davidson, Everson, Faivre, Johnson, Junkins, and Maxwell comprise the Compensation Committee. None of these directors is, or has been, a Farmer Mac officer or employee other than Mr. Junkins who served as Farmer Mac's Acting Chief Executive Officer from December 7, 2017 through October 15, 2018 but did not serve on the Compensation Committee during that time. None of the current members of the Compensation Committee had any relationship requiring disclosure by Farmer Mac as a "related person transaction" under SEC rules. None of Farmer Mac's current executive officers has served as a member of the Board or the Compensation Committee or as a director of another SEC-reporting entity during the last completed fiscal year.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by Farmer Mac under the Securities Act or the Exchange Act, except to the extent that Farmer Mac specifically requests that the information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management, and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report of the Compensation Committee shall be deemed "furnished" in Farmer Mac's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee

Richard H. Davidson, Chairman
Chester J. Culver	Dennis A. Everson
Sara L. Faivre	Mitchell A. Johnson
Lowell L. Junkins	Clark B. Maxwell

Executive Compensation

Summary Compensation Table

The following table provides information about the compensation awarded to, earned by, or paid to Farmer Mac's named executive officers for the fiscal year ended December 31, 2018, as well as the two previous fiscal years, if applicable.

Name and Principal Position	Fiscal Year	Salary	Restricted Stock Awards[2]	SARs Awards[3]	Non-Equity Incentive Compensation 4,5	All Other Compensation 6,7	Total
Bradford T. Nordholm	2018	$160,275	$250,066	$—	$120,643	$29,852	$560,836
President and Chief Executive
Officer[1]

R. Dale Lynch	2018	456,000	287,999	95,651	237,264	82,741	1,159,655
Executive Vice President – Chief	2017	451,000	278,343	99,637	318,390	52,584	1,199,954
Financial Officer and Treasurer	2016	437,750	296,546	104,002	292,196	15,584	1,146,078

John C. Covington	2018	370,000	242,771	80,697	158,696	38,072	890,236
Executive Vice President –	2017	365,000	234,842	84,061	200,416	23,026	907,345
Chief Credit Officer	2016	319,300	250,107	87,705	165,769	1,140	824,021

Stephen P. Mullery	2018	415,000	169,026	56,164	187,270	41,183	868,643
Executive Vice President –	2017	410,000	163,355	58,516	225,124	38,853	895,848
General Counsel and Secretary	2016	363,449	174,174	61,049	188,689	11,835	799,196

Brian M. Brinch	2018	285,000	76,200	—	114,376	132	475,708
Senior Vice President – Business
Strategy and Financial Research[8]

Lowell L. Junkins	2018	227,077	54,705	—	386,000	175,165	$842,947
Acting President and Chief	2017	—	52,870	—	—	100,605	$153,475
Executive Officer[9]

1 Mr. Nordholm commenced his employment at Farmer Mac on October 15, 2018.

2 Represents the aggregate grant date fair value of the shares of performance-based and time-based restricted stock awarded in 2018, 2017, and 2016. The grant date fair value of the performance-based restricted stock assumes 100% as the probable outcome of the performance metrics over the three-year performance period. The grant date fair value for each share of the restricted stock awarded in March, April, and October 2018 was $86.15, $85.14, and $69.89, respectively (the closing price of the stock on the date of the grant as reported by the NYSE). The grant date fair value for each share of the restricted stock awarded in March 2017 was $60.84. The grant date fair value for each share of the restricted stock awarded in March 2016 was $35.75.

3 Represents the aggregate grant date fair value of the SARs awarded in 2018, 2017, and 2016. Assumptions made in the calculation of these amounts are included in Note 9 to the financial statements on page 195 of Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018. SARs awarded to executive officers in March 2018 were granted at the fair value of $22.97085 per share. SARs awarded to executive officers in March 2017 were granted at the fair value of $17.3072 per share. SARs awarded to executive officers in March 2016 were granted at the fair value of $8.5683 per share.

4 For each of the named executive officers other than Mr. Junkins, the amounts in this column were (i) the amounts paid in 2019 for amounts earned in 2018; (ii) the amounts paid in 2018 for amounts earned in 2017, if applicable; and (iii) the amounts paid in 2017 for amounts earned in 2016, if applicable. Mr. Nordholm's annual cash incentive award was prorated based on the number of days he was employed at Farmer Mac during 2018.

5 For each of the named executive officers other than Mr. Junkins, annual cash incentive awards earned for the business plan year ending on December 31, 2018 were calculated as described in the Compensation Discussion and Analysis on pages 31-32, and were paid in March 2019.

6 The amounts listed for each of the named executive officers other than Messrs. Nordholm, Brinch, and Junkins include: (i) dividend equivalents paid in cash on restricted stock that vested (a) in 2018 in the amount of $44,984 for Mr. Lynch, $20,117 for Mr. Covington, and $14,075 for Mr. Mullery, (b) in 2017 in the amount of $14,827 for Mr. Lynch, $5,071 for Mr. Covington, and $9,671 for Mr. Mullery, and (c) in 2016 in the amount of $12,036 for Mr. Lynch, $1,140 for Mr. Covington, and $9,112 for Mr. Mullery; (ii) amounts paid on behalf of each of the named executive officers for disability and/or life insurance premiums, to the extent that they have elected to receive additional disability or life insurance offered by Farmer Mac; and (iii) employer contributions under Farmer Mac's nonqualified deferred compensation plan for both 2018 and 2017 in the amount of $34,209 for Mr. Lynch, $17,955 for Mr. Covington, and $26,460 for Mr. Mullery. For Mr. Nordholm, the amount listed for 2018 is for expenses paid by Farmer Mac for Mr. Nordholm's relocation in October 2018 to Washington, D.C., which consisted of reimbursement of Mr. Nordholm's moving expenses and Farmer Mac's payment of rent and incidental costs for Mr. Nordholm's temporary housing in an apartment located near Farmer Mac's main office. For Mr. Brinch, the amount listed for 2018 includes amounts paid on his behalf for life insurance premiums.

7 The amounts listed for each of the named executive officers do not include: (i) the costs for health insurance paid on behalf of the named executive officers because they are the same as amounts paid for health insurance costs on behalf of other employees who elected similar coverage (e.g., single, married, or family coverage); (ii) premium payments made on behalf of the named executive officers for the $50,000 group term life insurance policy plan because they participate in this plan on the same terms as all other Farmer Mac employees; and (iii) employer contributions to Farmer Mac's 401(k) retirement plan on behalf of the named executive officers because they participate in this plan on the same terms as all other Farmer Mac employees. Mr. Junkins did not receive any of these benefits in his role as Acting President and CEO during 2018.

8 Mr. Brinch was appointed Senior Vice President – Business Strategy and Financial Research in April 2018.

9 Mr. Junkins served as Farmer Mac's Acting President and Chief Executive Officer from December 7, 2017 until October 15, 2018. During that time, Mr. Junkins continued to act as Chairman of the Board of Farmer Mac and to receive the annual director compensation disclosed under "Proposal 1: Election of Directors—Compensation of Directors." From December 7, 2017 until May 1, 2018, Mr. Junkins received no additional compensation for his role as Acting CEO. In May 2018, the Compensation Committee approved a base salary for Mr. Junkins of $40,000 per month effective May 1, 2018 for his service as Acting CEO, as well a performance-based cash bonus of $160,000 in recognition of his service in that role since December 2017. In October 2018, the Board approved an additional cash bonus of $226,000 for Mr. Junkins in recognition of his overall performance as Farmer Mac’s Acting CEO. The compensation shown above for Mr. Junkins under "Restricted Stock Awards" relates to the compensation he received as a director on Farmer Mac's Board. The compensation shown above for Mr. Junkins under "All Other Compensation" in 2018 relates to the compensation he received as a director on Farmer Mac's Board and in connection with his service as Acting CEO and includes: (i) $102,000 of fees earned or paid in cash for his service as a director, of which $4,967.30 was voluntarily used by Mr. Junkins to purchase, at market value, newly issued Class C Non-Voting Common Stock in lieu of receiving some or all of his director retainer in cash; (ii) $1,755 of cash in lieu of dividends that would have been paid on restricted stock granted to Mr. Junkins in March 2017 that vested on March 31, 2018; (iii) the reimbursement by Farmer Mac of $69,315 in living and commuting expenses (including the use of a corporate apartment) incurred by Mr. Junkins while working in Washington, D.C. as Acting CEO and maintaining his primary residence in Iowa; and (iv) the payment by Farmer Mac of costs associated with the attendance of Mr. Junkins' spouse at the Board's annual strategic planning meeting. The compensation above for Mr. Junkins under "All Other Compensation" in 2017 relates solely to the compensation he received as a director on Farmer Mac's Board.

CEO Pay Ratio

Median Employee

Under regulations implemented by the SEC under the Dodd-Frank Act, Farmer Mac must disclose the ratio of annual total compensation of its Chief Executive Officer to the median total compensation of all of Farmer Mac's employees (excluding the Chief Executive Officer) for the most recently completed fiscal year. Farmer Mac identified its median employee for 2018 by examining its payroll records for the year-to-date gross earnings of all individuals, excluding Farmer Mac's President and Chief Executive Officer, who were employed by Farmer Mac on December 6, 2018, the second to last pay date of the year ("determination date"). Farmer Mac is not using the same median employee in its pay ratio calculation from the prior fiscal year because that employee's circumstances have changed and there has been a 17% increase in Farmer Mac's employee population since the determination date from the prior fiscal year. Excluding Farmer Mac's President and Chief Executive Officer, Farmer Mac employed 102 individuals as of the determination date, all of whom were working on a full-time basis at that time. The year-to-date gross earnings consisted of the following for each individual employed by Farmer Mac as of the determination date: base salary; annual incentive compensation and/or bonus compensation received for service during 2017, in connection with starting employment at Farmer Mac, or for other administrative purposes (if applicable); cash or cash equivalents resulting from exercises or vestings of equity compensation (if applicable); educational assistance payments made by Farmer Mac on behalf of an employee (if applicable); and the value of any perquisites provided (if applicable). Farmer Mac annualized the compensation for any full-time employees not employed by Farmer Mac for all of 2018 and did not apply any estimates in determining its median employee.

Ratio of Annual Total Compensation of CEO to Median Employee

Under regulations implemented by the SEC under the Dodd-Frank Act, if there are multiple individuals serving in the role of chief executive officer during the most recently completed fiscal year, Farmer Mac is permitted to annualize the compensation of the individual serving in that role as of the determination date. Farmer Mac's current President and Chief Executive Officer, Mr. Nordholm, served in that role as of the determination date, so his total annual compensation for 2018 set forth in the Summary Compensation Table included in this proxy statement has been annualized for this calculation. Specifically, his base salary was annualized and the level of non-equity incentive compensation achieved by Mr. Nordholm was not prorated for 2018. The annual total compensation for the median employee has been calculated using the same methodology used for our named executive officers as set forth in the Summary Compensation Table in this proxy statement, other than for non-equity incentive compensation, which has been estimated for the median employee. The non-equity incentive compensation that will be received by the median employee for service during 2018 has been estimated using the assumption that this employee will receive 100% of their target bonus. However, the non-equity incentive compensation that the median employee will actually receive is unknown at this time and will not be paid until mid-April 2019.

The calculations of annual total compensation, subject to the qualifications set forth above, for Mr. Nordholm and Farmer Mac's median employee are $1,601,796 and $140,564, respectively. Thus, Farmer Mac's reasonable estimate of the 2018 CEO to median employee pay ratio is 11:1. In light of the many different methodologies, assumptions, adjustments, and estimates that companies may apply under the regulations implemented by the SEC under the Dodd-Frank Act, this information should not be used as a basis for comparison to other companies.

Grants of Plan-Based Awards Table

The table below provides, for each of the named executive officers during 2018, additional information about 2018 grants of shares of restricted stock and SARs under Farmer Mac's Amended and Restated 2008 Omnibus Incentive Plan and the potential range of awards that were approved for 2018 under the annual incentive compensation plan. These awards are also described in the Summary Compensation Table above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]		All Other SARs Awards: Number of Securities Underlying SARs[3] (#)	Exercise Price of SARs Awards[4] ($/Sh)	Grant Date Fair Value of Stock and SARs Awards[5] ($)
Name	Grant Date	Board or Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target & Maximum (#)
Bradford T. Nordholm			$64,110	$128,220	$256,440
	10/15/2018	9/26/2018				—	3,578	—		$250,066
			$64,110	$128,220	$256,440	—	3,578	—		$250,066

R. Dale Lynch			$114,000	$228,000	$456,000
	3/13/2018	3/13/2018				—	2,229			$192,028
	3/13/2018	3/13/2018				—	1,114			95,971
	3/13/2018	3/13/2018						4,164	$86.15	95,651
			$114,000	$228,000	$456,000	—	3,343	4,164		$383,650

John C. Covington			$83,250	$166,500	$333,000
	3/13/2018	3/13/2018				—	1,878			$161,790
	3/13/2018	3/13/2018				—	940			80,981
	3/13/2018	3/13/2018						3,513	$86.15	80,696
			$83,250	$166,500	$333,000	—	2,818	3,513		$323,467

Stephen P. Mullery			$83,000	$166,000	$332,000
	3/13/2018	3/13/2018				—	1,308			$112,684
	3/13/2018	3/13/2018				—	654			56,342
	3/13/2018	3/13/2018						2,445	$86.15	56,164
			$83,000	$166,000	$332,000	—	1,962	2,445		$225,190

Brian M. Brinch			$60,000	$120,000	$240,000
	4/4/2018	5/1/2018				—	895	—		$76,200
			$60,000	$120,000	$240,000	—	895	—		$76,200

Lowell L. Junkins			$—	$—	$—
	3/13/2018	3/13/2018				—	635	—		$54,705
			$—	$—	$—	—	635	—		$54,705

1 These columns show the range of potential payouts under the annual incentive compensation plan for all named executive officers during 2018 other than Mr. Junkins. The performance period covers January 1, 2018 through December 31, 2018. Mr. Nordholm's potential payout was prorated to reflect the start of his employment with Farmer Mac on October 15, 2018. For actual performance between threshold, target, and maximum, the annual incentive award earned is interpolated on a straight-line basis. See "Executive Compensation Governance—Compensation Discussion and Analysis—Total Compensation Elements—Annual Cash Incentive Compensation" for a discussion of the material terms of the total payout for 2018 under non-equity incentive plan awards for Messrs. Nordholm, Lynch, Covington, Mullery, and Brinch. Mr. Junkins served as Farmer Mac's Acting President and Chief Executive Officer from December 7, 2017 until October 15, 2018. In May 2018, the Compensation Committee awarded a performance-based cash bonus of $160,000 to Mr. Junkins in recognition of his service in his role as Acting CEO since December 2017. In October 2018, the Board approved an additional cash bonus of $226,000 for Mr. Junkins in recognition of his overall performance as Farmer Mac’s Acting CEO.

2 Represents the potential payout range of shares of restricted stock granted in 2018. The shares of time-based restricted stock granted to Mr. Junkins in March 2018 reflect compensation Mr. Junkins received for his service on Farmer Mac's Board, which vested on March 31, 2019. The grants of shares of time-based restricted stock to Messrs. Lynch, Covington, and Mullery in March 2018 vest in three equal annual installments, the first of which vested on March 31, 2019, and the second and third of which will vest on March 31, 2020 and March 31, 2021, respectively, if those individuals are still employed by Farmer Mac on those dates. For 50% of the grant of shares of performance-based restricted stock, vesting on March 31, 2021 is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 1, 2018 and December 31, 2020, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Committee’s subjective evaluation of Farmer Mac’s capital efficiency over that three-year period. For the remaining 50% of the grant of shares of performance-based restricted stock, vesting on March 31, 2021 is contingent on the Committee's determination that Farmer Mac has attained:

A.
an annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2018 and ending on December 31, 2020; and

B.
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2018 and ending on December 31, 2020.

Performance and payouts are determined independently for each metric, and awards of shares of performance-based restricted stock are settled in shares of Farmer Mac's Class C Non-Voting Common Stock at the end of the three-year performance period if the applicable metric is attained in its entirety and the individual is still employed by Farmer Mac on that date. No partial settlements are permitted for any metric.

Upon the start of his employment on October 15, 2018, Mr. Nordholm was awarded 3,578 shares of time-vested restricted stock, which will "cliff" vest on March 31, 2021 if he is still employed by Farmer Mac on that date. Before his promotion to Senior Vice President, Mr. Brinch was awarded 895 shares of time-vested restricted stock on April 4, 2018 in connection with his annual employee performance evaluation, and this award was ratified by the Compensation Committee on May 1, 2018. Those shares will "cliff" vest on April 15, 2021 if Mr. Brinch is still employed by Farmer Mac on that date.

3 Represents the number of SARs granted during 2018. The SARs granted to Messrs. Lynch, Covington, and Mullery in March 2018 vest in three equal annual installments, the first of which vested on March 31, 2019, and the second and third of which will vest on March 31, 2020 and March 31, 2021, respectively, if those individuals are still employed by Farmer Mac on those dates.

4 The exercise price is the closing price for a share of Class C Non-Voting Common Stock on the date of grant as reported by the NYSE.

5 Amounts shown represent the grant date fair value of the equity award granted to the named executive officers in 2018. For grants of shares of restricted stock, the fair value is the market value of the underlying stock on the grant date (which is the same price as the exercise price for SARs). For SARs granted on March 14, 2018, the fair value on the grant date has been estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 2.693%; an expected volatility of 32.98%; a risk-free interest rate of 2.68%; and an expected life of six years, resulting in a value of approximately $22.97 per share. See Note 9 to the financial statements on page 195 of Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year End

There were no unexercised stock options previously granted to executive officers as of December 31, 2018.

The table below provides information about unexercised SARs previously granted to Messrs. Lynch, Covington, Mullery, and Brinch as of December 31, 2018. As of that date, Mr. Nordholm and Mr. Junkins had not been granted any SARs.

Name	Unexercised SARs # Exercisable	Unexercised SARs # Unexercisable[1]	SARs Exercise Price	SARs Expiration Date
R. Dale Lynch	9,540	—	$32.39	April 1, 2025
	8,092	4,046	35.75	March 15, 2026
	1,919	3,838	60.84	March 14, 2027
	—	4,164	86.15	March 13, 2028

John C. Covington	—	3,412	$35.75	March 15, 2026
	—	3,238	60.84	March 14, 2027
	—	3,513	86.15	March 13, 2028

Stephen P. Mullery	3,000	—	$21.69	April 5, 2022
	6,545	—	30.20	April 3, 2023
	3,780	—	33.90	April 2, 2024
	5,610	—	32.39	April 1, 2025
	4,750	2,375	35.75	March 15, 2026
	1,127	2,254	60.84	March 14, 2027
	—	2,445	86.15	March 13, 2028

Brian M. Brinch	2,500	—	$32.39	April 1, 2025

1 Unexercisable SARs that expire in March 2028 vest in three equal annual installments, the first of which vested on March 31, 2019, and the second and third of which will vest on March 31, 2020 and March 31, 2021, respectively, if the applicable individuals are still employed by Farmer Mac on those dates. Unexercisable SARs that expire in March 2027 vest in three equal annual installments, the first and second of which vested on March 31, 2018 and March 31, 2019, respectively, and the third of which will vest on March 31, 2020 if the applicable individuals are still employed by Farmer Mac on that date. Unexercisable SARs that expire in March 2026 vested on March 31, 2019.

The following table provides information about shares of unvested restricted stock previously granted to Messrs. Nordholm, Lynch, Covington, Mullery, Brinch, and Junkins as of December 31, 2018.

Name	Number of Unvested Shares of Restricted Stock	Market Value of Unvested Shares of Restricted Stock[2]	Vesting Date[3]
Bradford T. Nordholm[1]	3,578	$216,254	March 31, 2021

R. Dale Lynch	6,369	384,942	March 31, 2019
	3,284	198,485	March 31, 2020
	1,857	112,237	March 31, 2021

John C. Covington	5,372	324,684	March 31, 2019
	2,770	167,419	March 31, 2020
	1,566	94,649	March 31, 2021

Stephen P. Mullery	3,741	226,106	March 31, 2019
	1,927	116,468	March 31, 2020
	1,090	65,880	March 31, 2021

Brian M. Brinch	1,500	90,660	April 15, 2019
	1,300	78,572	April 15, 2020
	895	54,094	April 15, 2021

Lowell L. Junkins[4]	635	38,379	March 31, 2019

1 Upon the start of his employment on October 15, 2018, Mr. Nordholm was awarded 3,578 shares of time-vested restricted stock, which will "cliff" vest on March 31, 2021 if he is still employed by Farmer Mac on that date.

2 Calculated based on a price of $60.44 per share (the closing price for the Class C Non-Voting Common Stock on the last trading day of 2018 as reported by the NYSE).

3 For the shares of restricted stock vesting in March 2019: (i) vesting of one-third of each of the grants of shares of time-based restricted stock made in 2016, 2017, and 2018; (ii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2016, vesting is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 1, 2016 to December 31, 2018, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Board's subjective measurement of Farmer Mac's capital adequacy over that three-year period and (iii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2016, vesting is contingent on Farmer Mac attaining:

A.
annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2016 and ending on December 31, 2018; and

B.
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2016 and ending on December 31, 2018.

The Compensation Committee determined that the performance goals set forth under (ii) and (iii) were met, so 100% of the shares of performance-based restricted stock vesting in March 2019 vested on March 31, 2019. For the shares of restricted stock vesting in April 2019, all the shares of the time-based restricted stock "cliff'' vest on April 15, 2019.

For the shares of restricted stock vesting in March 2020: (i) vesting of one-third of each of the grants of shares of time-based restricted stock made in March 2017 and 2018; (ii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2017, vesting is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 1, 2017 to December 31, 2019, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Committee's subjective evaluation of the efficiency of Farmer Mac’s use of capital over that three-year period and (iii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2017, vesting is contingent on Farmer Mac attaining:

A.
annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2017 and ending on December 31, 2019; and

B.
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2017 and ending on December 31, 2019.

For the shares of restricted stock vesting in April 2020, all the shares of the time-based restricted stock "cliff'' vest on April 15, 2020.

For the shares of restricted stock vesting in March 2021: (i) vesting of one-third of the grant of shares of time-based restricted stock made in March 2018; (ii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2018, vesting is contingent on Farmer Mac maintaining compliance with all applicable regulatory capital requirements between January 1, 2018 to December 31, 2020, with the Compensation Committee retaining discretion to vest 0% to 100% of this portion of the award based on the Committee's subjective evaluation of the efficiency of Farmer Mac’s use of capital over that three-year period and (iii) with respect to 50% of the grant of shares of performance-based restricted stock made in 2018, vesting is contingent on Farmer Mac attaining:

A.
annual rate of net charge-offs in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business less than or equal to 20 basis points for the period starting on January 1, 2018 and ending on December 31, 2020; and

B.
an average percentage of total 90-day delinquencies in the Farm & Ranch line of business to the average balance of outstanding guarantees, loans, and commitments in the Farm & Ranch line of business of not greater than 2.5% for the period starting on January 1, 2018 and ending on December 31, 2020.

For the shares of restricted stock vesting in April 2021, all the shares of the time-based restricted stock "cliff'' vest on April 15, 2021.

4 The shares of restricted stock previously granted to Mr. Junkins, which vested on March 31, 2019, relate to the compensation he received for his service as a director on Farmer Mac's Board.

SAR Exercises and Stock Vested

The following table provides information about SARs exercised during 2018 by the named executive officers other than Messrs. Junkins and Nordholm, who had not received any grants of SARs as of December 31, 2018. The value realized upon exercise of the SARs is the difference between (i) the fair market value of the Class C Non-Voting Common Stock on the date of exercise and (ii) the SARs grant price, then multiplied by the number of SARs exercised, excluding the amounts retained by Farmer Mac to satisfy tax withholding requirements arising from the exercises.

Name	Number of SARs Exercised (#)	Number of Shares Acquired Upon Exercise (#)[1]	Value Realized Upon Exercise ($)[1]
R. Dale Lynch	5,430	1,875	$171,498
John C. Covington	11,721	4,396	400,306
Stephen P. Mullery	8,000	3,567	343,996
Brian M. Brinch	4,000	1,311	119,933

  1 The table above reflects shares and the value of shares (including cash paid for any fractional shares) that were delivered to the applicable named executive officer during 2018 and does not include shares that were retained by Farmer Mac to satisfy tax withholding requirements arising from the exercises.

The following table provides information about shares of restricted stock that vested during 2018 and were issued to the named executive officers, other than Messrs. Nordholm and Brinch, who held no shares of restricted stock that vested during 2018.

Name[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
R. Dale Lynch	7,748	$644,770
John C. Covington	3,562	310,059
Stephen P. Mullery	2,262	197,008
Lowell L. Junkins	869	75,620

1 For all named executive officers other than Mr. Junkins, the table above reflects shares and the value of shares (including cash paid for any fractional shares) that were delivered to the applicable named executive officer upon vesting and does not include shares that were retained by Farmer Mac to satisfy tax withholding requirements arising from the vesting of these shares. For Mr. Junkins, the table above reflects vesting of shares that were granted to Mr. Junkins in 2017 in connection with his service on Farmer Mac's Board, for which Farmer Mac does not retain any shares to satisfy tax withholding requirements.

[2]
For all named executive officers other than Mr. Lynch, the value realized upon vesting of the shares of restricted stock reflects the cash paid for any fractional shares and the number of shares vested multiplied by $87.02, which was the closing price of the Class C Non-Voting Common Stock on the business day before the vesting date as reported by the NYSE. For Mr. Lynch, the value realized upon vesting of the shares of restricted stock reflects the cash paid for any fractional shares and 3,677 shares that vested in February 2018 and 4,071 shares that vested in March 2018 multiplied by $78.93 and $87.02, respectively, both of which were the closing prices of the Class C Non-Voting Common Stock on the business day before each vesting date as reported by the NYSE.

Nonqualified Deferred Compensation Table

The Nonqualified Deferred Compensation Plan of the Federal Agricultural Mortgage Corporation ("NQDC Plan") is a nonqualified deferred compensation plan designed to comply with the provisions of Section 409A of the Code and became effective on May 1, 2017. The purpose of the NQDC Plan is to:

•
restore retirement contributions by Farmer Mac on behalf of each of its current executive officers (other than Messrs. Brinch and Junkins) to the level those individuals would have otherwise been eligible to receive in employer contributions under Farmer Mac’s 401(k) retirement plan without the limits imposed by Section 401(a)(17) of the Code on the amount of annual compensation that can be considered in determining employer contributions under a qualified retirement plan; and

•
permit each of Farmer Mac’s current executive officers (other than Messrs. Brinch and Junkins) to elect to defer a portion of compensation without reference to the limitations in Farmer Mac’s 401(k) plan or those imposed by Section 415(c)(1)(A) of the Code for qualified defined contribution retirement plans.

Under the NQDC Plan, Farmer Mac credits the account of each participant each calendar year with an amount equal to 18.9% of the difference between (i) the annual compensation limit under 401(a)(17) of the Code, which was $275,000 for 2018, and (ii) a participant’s annual base salary, which in calculating employer credits under the NQDC Plan is capped at $700,000 for Farmer Mac’s Chief Executive Officer and $500,000 for all other participants. This fixed contribution percentage is the same formula used for determining employer contributions to Farmer Mac’s 401(k) plan based on an employee’s annual base salary that is above the applicable Social Security wage base for that year.

In addition to employer credits to the accounts of each participant and subject to applicable tax laws, participants in the NQDC Plan may elect to defer up to 80% of their base salary and up to 80% of any short-term incentive cash bonus scheduled to be received in any one year. A participant may elect to defer compensation until a fixed and determinable date that must be at least two years after the first day of the year in which the deferral election became effective. A participant will be fully vested in non-elective employer credits upon the earliest to occur of: (i) death, (ii) disability, or (iii) three years following the effective date of participation in the NQDC Plan. A participant will be immediately fully vested in all amounts credited attributable to elective deferrals of compensation.

The earliest to occur of the following events will trigger the distribution of all amounts credited to a participant’s account, including both non-elective employer credits and elective deferrals: (i) death, (ii) disability, and (iii) the later to occur of the participant’s separation from service (as defined in Section 409A of the Code) or attaining the age of 65. A participant may elect to receive these payments in a single lump sum cash payment or in annual installments for a period of up to ten years, although account balances will become payable immediately in a single lump sum cash payment upon a participant’s death or disability. A participant also can request a distribution in the event of an unforeseen emergency (as defined in Section 409A of the Code).

Account balances under the NQDC Plan earn or lose value based on the investment performance of one or more of the investment funds offered under the NQDC Plan and selected by the participants, which are generally similar to the investment options offered under Farmer Mac’s 401(k) retirement plan available to all employees. The returns on the funds in each current participant's account ranged from -7.06% to 1.55% for the year ended December 31, 2018.

All amounts credited to a participant’s account under the NQDC Plan represent Farmer Mac’s contractual obligation to pay future benefits and will not be secured by any segregated assets, thereby putting NQDC Plan participants in a similar position to the unsecured general creditors of Farmer Mac.

The following table shows the benefits accrued under the NQDC Plan by Farmer Mac's named executive officers that participated in the NQDC Plan as of December 31, 2018. Mr. Nordholm was not included in this table because although he became eligible to participate in the NQDC Plan upon the start of his employment on October 15, 2018, Farmer Mac did not credit any amount to him for 2018 because his prorated base salary for the year did not exceed the $275,000 annual compensation limit for 2018 under 401(a)(17) of the Code. Mr. Junkins did not participate in the NQDC Plan at any time.

Name	Aggregate Balance at End of 2017	Executive Contributions[1] in 2018	Farmer Mac's Contributions[2] in 2018	Aggregate Earnings[3] in 2018	Aggregate Withdrawals/Distributions	Aggregate Balance[4] at End of 2018
R. Dale Lynch	34,131.25	—	$34,209	$(2,411.17)	—	$65,929.08
John C. Covington	17,911.35	—	17,955	(732.71)	—	35,133.64
Stephen P. Mullery	26,460.71	—	26,460	408.95	—	53,329.66

1 None of the named executive officers elected to defer any compensation in 2018 under the NQDC Plan.

2 The amounts listed represent the amounts credited in 2018 by Farmer Mac to the accounts of the named executive officers under the NQDC Plan. These amounts are also reported in the "Summary Compensation Table" on page 38 in the "All Other Compensation" column.

3 The amounts listed represent the net amounts credited to the accounts of the named executive officers under the NQDC Plan as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure above. These amounts do not represent above-market or preferential earnings and therefore are not reported in the "Summary Compensation Table" on page 38.

4 The amounts listed represent the amounts of the NQDC Plan balances at the end of 2018 for each of the named executive officers. The following employer contribution amounts were previously reported as compensation for each named executive officer in the "Summary Compensation Table" in 2017, the year in which the NQDC Plan became effective: (i) $34,209 for Mr. Lynch; (ii) $17,955 for Mr. Covington; and (iii) $26,460 for Mr. Mullery.

Agreements with Executive Officers

Mr. Nordholm is the only current executive officer who is party to an employment agreement with Farmer Mac. Messrs. Lynch, Covington, and Mullery currently participate in the Amended and Restated Executive Officer Severance Plan.

Employment Agreement with Farmer Mac's President and Chief Executive Officer

Farmer Mac's President and Chief Executive Officer, Mr. Nordholm, is party to an employment agreement ("Agreement") with Farmer Mac for an initial term of October 15, 2018 through March 31, 2021, subject to earlier termination as provided in the Agreement. The Agreement may be renewed following the expiration of the initial term for successive one-year periods upon a vote of the Board and Mr. Nordholm’s agreement in writing to any such renewal.

Under the Agreement, Farmer Mac and Mr. Nordholm have agreed to the following terms, among others:

•
Base Salary. Mr. Nordholm’s annual base salary under the Agreement is initially set at $750,000, less applicable withholding for taxes and similar items. This base salary will be reviewed by Farmer Mac periodically and may be increased in the sole discretion of the Board or the Compensation Committee of the Board, although no increase in the base salary will be required during the initial term.

•
Annual Incentive Compensation. Mr. Nordholm will be eligible for an annual cash incentive payment with a target of 80% of his base salary for work performed by Mr. Nordholm during the preceding calendar year, or portion thereof. For 2018 only, this target percentage of base salary was prorated to reflect the actual number of days that Mr. Nordholm was employed by Farmer Mac during 2018.

•
Long-Term Incentive Compensation. Mr. Nordholm will be eligible to receive awards of long-term incentive compensation from time to time in a form, and subject to such conditions, as determined by the Board or the Compensation Committee of the Board in its sole discretion.

•
Expense Reimbursement. Farmer Mac will reimburse actual reasonable and necessary business expenses incurred by Mr. Nordholm in carrying out his duties under the Agreement, in each case in accordance with Farmer Mac’s policies as in effect from time-to-time and subject to Mr. Nordholm’s compliance with the terms of those policies.

•
Benefits. Mr. Nordholm will be eligible to participate in the welfare benefit plans and programs, incentive, savings, and retirement compensation programs, and other employee benefits generally available to other senior executives of

Farmer Mac and on terms no less favorable than for other senior executives of Farmer Mac. Mr. Nordholm will also be entitled to five weeks of paid vacation per year.

•
Events of Termination. Mr. Nordholm’s employment will terminate upon his death or disability and may be terminated at any time by Farmer Mac with or without “cause” (as defined in the Agreement), or by Mr. Nordholm voluntarily or if Farmer Mac materially breaches, and fails to cure, its obligations under the Agreement.

•
Payment of Accrued Compensation. If Mr. Nordholm’s employment is terminated for any reason (including upon expiration of the term of the Agreement), Farmer Mac will pay to Mr. Nordholm all base salary, expense reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of termination. These accrued and unpaid amounts shall not include any amount related to annual cash incentive payments.

•
Payments Upon Death or Disability. Upon the termination of Mr. Nordholm’s employment due to death or other incapacity or disability, if Mr. Nordholm (or his estate or heirs) executes and does not revoke a separation agreement (including a full release of claims in favor of Farmer Mac), Farmer Mac will continue to pay Mr. Nordholm (or his estate or heirs), for the shorter of (i) 12 months, or (ii) the period ending when Mr. Nordholm ceases to receive or be eligible for disability insurance payments, the difference between his current base salary and the amount of disability insurance payments received by Mr. Nordholm under insurance policies provided by Farmer Mac in accordance with the Agreement.

•
Severance Pay. If Farmer Mac terminates Mr. Nordholm’s employment other than for “cause” (as defined in the Agreement), or Mr. Nordholm terminates his employment in connection with an uncured material breach of the Agreement by Farmer Mac, subject to Mr. Nordholm’s execution of a separation agreement and release of claims, Farmer Mac shall, to the extent permitted by law and regulation, pay Mr. Nordholm the following severance benefits: (i) an aggregate lump sum amount in cash equal to the sum of (a) Mr. Nordholm’s base salary and (b) his base salary multiplied by the incentive compensation target (currently 80%), and (ii) continuation of health care coverage pursuant to COBRA and other insurance and fringe benefits, at Farmer Mac’s expense, until the earlier of (a) the date that is one year from the date of termination of his employment or (b) the date that he becomes eligible for medical insurance coverage through another employer. Any severance pay received by Mr. Nordholm from Farmer Mac under the Agreement will not be mitigated by any subsequent earnings by Mr. Nordholm from any other source. Mr. Nordholm shall not be entitled to severance pay under the Agreement due to the termination of employment upon the expiration of the term.

•
Post-Termination Restrictive Covenants. In connection with any termination of employment of Mr. Nordholm for any reason under the Agreement, he has agreed (i) not to compete with Farmer Mac, other than with Farmer Mac’s written permission, for a period of two years; (ii) not to solicit any of Farmer Mac’s “members of management” (as defined in the Agreement) or employees for two years; (iii) not to disclose or use Farmer Mac’s “confidential information” (as defined in the Agreement); and (iv) not to disparage or diminish the reputation of Farmer Mac, its products, services, officers, directors, or employees.

•
Service on Outside Boards. Farmer Mac has consented to Mr. Nordholm continuing to serve as a member of certain outside boards of directors for up to three years so long as the Board does not determine, in its sole discretion at any time, that any such role interferes with Mr. Nordholm’s job duties at Farmer Mac or that any such role presents a conflict of interest to serving as an employee or officer of Farmer Mac.

•
Arbitration. Farmer Mac and Mr. Nordholm have agreed to resolve all legally actionable disputes that arise under the Agreement by binding arbitration before a panel of three arbitrators experienced in employment law. Any arbitration will be conducted in accordance with the rules applicable to employment disputes of the Model Employment Rules of the American Arbitration Association and the laws applicable to the claim.

Amended and Restated Executive Officer Severance Plan

On June 7, 2012, Farmer Mac's Board adopted an Executive Officer Severance Plan ("Original Plan"). The primary purpose of the Original Plan was to provide executive officers with reasonable compensation in the event of their termination of employment with Farmer Mac. On November 3, 2016, Farmer Mac's Board adopted an Amended and Restated Executive Officer Severance Plan ("Plan"). The Plan amends and restates in its entirety the Original Plan but retains all of the substantive provisions of the Original Plan other than the definition of a termination of employment for "cause." The definition of "cause" in the Original Plan was changed in the Plan to make the provisions enumerating the events that trigger a termination of employment for "cause" more favorable to Farmer Mac. The Plan became effective November 3, 2016, and each of Messrs. Lynch, Covington, and Mullery were designated for participation in the Plan as of that date.

Participation in the Plan is limited to certain executive officers of Farmer Mac who are designated by the plan administrator (Farmer Mac's President) and approved by the Compensation Committee, and who are not parties to individual employment agreements with Farmer Mac. To become a participant in the Plan (a "Participant"), the designated executive officers must execute a participation agreement ("Participation Agreement"), which sets forth the conditions for receipt of payments and benefits under the Plan. The Participation Agreement includes:

•	an agreement not to compete for a period of one year following termination of employment;

•	an agreement not to use confidential or proprietary information;

•	an agreement not to solicit, for a period of one year following termination of employment, certain employees of Farmer Mac to engage in certain activity;

•
an agreement not to solicit for employment any current or former Farmer Mac employee, unless the employee has ceased to be employed by Farmer Mac for at least six months and is not subject to non-compete covenants similar to those in the Participation Agreement;

•	an agreement not to solicit customers for a period of one year following termination of employment; and

•	an agreement not to disparage Farmer Mac following termination of employment.

Under the Plan, in the event of termination by Farmer Mac other than for cause (as defined in the Plan) or by the Participant after an adverse change in conditions of employment (as defined in the Plan), upon execution of a release, the Participant will be entitled to:

•	an amount equal to the sum of the Participant's annual base salary and annual target bonus, payable in one lump sum;

•
for 12 months, (a) Farmer Mac's coverage of the cost of premiums for the Participant and the Participant's eligible dependents under COBRA, subject to the Participant's continued compliance with the terms of the Participation Agreement, and (b) participate, at Farmer Mac's cost, in all Farmer Mac-sponsored life, accidental death, and disability insurance benefit plans or programs in which the Participant was participating at the time of termination to the extent permitted by the plans or programs and applicable law; and

•
payment of accrued compensation, including base salary, accrued vacation, and annual incentive compensation calculated at the annual target bonus, prorated for the period of time worked during the year.

The payments described above will be in lieu of any other severance payments to Participants.

Upon termination of the Participant's employment due to disability (as defined in the Plan), Farmer Mac will pay, during the 12 months following termination, the difference between the Participant's base salary and the amount of disability insurance payments received by the Participant under Farmer Mac's long-term disability policy. If the Participant dies after the start of those payments, the balance will be payable in accordance with the beneficiary designation provisions of the Plan.

Participants are not required to mitigate amounts of payments by seeking employment or otherwise, and payments under the Plan will not be offset by amounts payable from new employment for services rendered during the 12 months following termination of employment with Farmer Mac. However, the Participant's eligibility for the continuation of COBRA and participation in Farmer Mac-sponsored life, accidental death, and disability insurance benefit plans or programs will immediately cease upon the start of the new employment.

Amounts payable to any Participant under the Plan are subject to any recoupment or clawback policy as may be implemented and interpreted by Farmer Mac, including those implemented to comply with the Dodd-Frank Act, or any other applicable law and regulation.

Potential Payments upon Termination and Change-in-Control

Other than Messrs. Brinch and Junkins, each of the current named executive officers would be eligible to receive payments upon a termination without cause or upon a termination without cause due to disability, occurring as of December 31, 2018. None of these individuals would be eligible to receive any payments upon resignation or retirement as of December 31, 2018.

The following table shows the total that would be payable to each of Messrs. Nordholm, Lynch, Covington, and Mullery upon a termination without cause occurring as of December 31, 2018:

Name[1]	Base Salary	Non-Equity Incentive Compensation	Total
Bradford T. Nordholm	$750,000	$600,000	$1,350,000
R. Dale Lynch	$456,000	$228,000	$684,000
John C. Covington	$370,000	$166,500	$536,500
Stephen P. Mullery	$415,000	$166,000	$581,000

1 Each of Messrs. Nordholm, Lynch, Covington, and Mullery would also receive all base salary, and vacation pay accrued and unpaid as of the applicable date of termination. Messrs. Lynch Covington, and Mullery would also receive all incentive compensation accrued and unpaid as of the applicable date of termination. Each of Messrs. Nordholm, Lynch, Covington, and Mullery would also be entitled to continuation of health care coverage under COBRA and other life, accidental death, and disability insurance benefit plans or programs, at Farmer Mac's expense, for 12 months. See "Executive Compensation Governance—Executive Compensation—Agreements with Executive Officers."

The following table shows the total that would be payable to each of the current named executive officers upon a termination without cause due to disability occurring as of December 31, 2018:

Name[1]	Base Salary	Non-Equity Incentive Compensation	Total
Bradford T. Nordholm	$750,000	$0	$750,000
R. Dale Lynch	$456,000	$0	$456,000
John C. Covington	$370,000	$0	$370,000
Stephen P. Mullery	$415,000	$0	$415,000

1 In the event of a termination without cause due to a disability, Farmer Mac would pay each of Messrs. Nordholm, Lynch, Covington, and Mullery the difference between his current base salary and the amount of disability insurance payments received by him under Farmer Mac's long-term disability policy during the 12 months following termination.

None of the named executive officers are eligible to receive additional payments upon a change-in-control of Farmer Mac.

Equity Compensation Plans

The following table provides information relating to compensation plans under which equity securities are authorized to be issued as of December 31, 2018:

Plan category	Number of securities to be issued upon exercise of outstanding options or SARs or vesting of restricted stock	Weighted average exercise price of outstanding options and SARs (per share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by stockholders	—	—	—
Equity compensation plans approved by stockholders	205,113	$38.38	1,313,144

As of December 31, 2018, SARs covering 475,957 shares (net of canceled shares, shares retained by Farmer Mac to satisfy withholding obligations, and shares disposed to Farmer Mac upon exercise) and 710,899 shares of restricted stock (net of canceled shares) had been granted under the Amended and Restated 2008 Omnibus Incentive Plan, leaving 1,313,144 shares of Class C Non-Voting Common Stock available for future issuance of grants under the plan as of that date. SARs granted under the Amended and Restated 2008 Omnibus Incentive Plan during 2018 have an exercise price of $86.15 per share.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Board has adopted a written Related Person Transactions Approval Policy that is administered by the Corporate Governance Committee. This policy applies to any transaction or series of transactions in which Farmer Mac or any of its subsidiaries is a participant, the amount involved exceeds $120,000, and a "related person" has a direct or indirect material interest. The policy requires each director, director nominee, or executive officer involved in such a transaction to notify the General Counsel of each such transaction. Farmer Mac reviews all relationships and transactions in which Farmer Mac and its directors, director nominees, and executive officers or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Farmer Mac's legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers regarding related person transactions. Under the policy, the General Counsel will determine whether a transaction meets the requirements of a "related person transaction" requiring review by the Corporate Governance Committee. Transactions that fall within this definition will be referred to the Corporate Governance Committee for approval, ratification, or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in, or not inconsistent with, the best interests of Farmer Mac and its stockholders. If Farmer Mac becomes aware of an existing related person transaction that has not been approved under this policy, the matter will be referred to the Corporate Governance Committee, which will then evaluate all options available, including ratification, revision, or termination of the transaction. A related person transaction entered into without the Corporate Governance Committee's pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Corporate Governance Committee as promptly as reasonably practical after it is entered into. Transactions that are determined to be directly or indirectly material to Farmer Mac or a related person are disclosed in Farmer Mac's Proxy Statement as required by SEC rules.

Transactions with Related Persons in 2018

From time to time, Farmer Mac purchases or commits to purchase qualified loans, USDA-guaranteed portions, or AgVantage® securities from, or enters into other business relationships with, institutions that own 5% or more of a class of Farmer Mac's Voting Common Stock or that have an employee, officer, or director who is also a member of Farmer Mac's Board. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac. To the extent these transactions involve indebtedness issued by the related person, those transactions were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to Farmer Mac and did not involve more than the normal risk of collectability or present other unfavorable features. Although Farmer Mac entered into transactions with related persons in 2018, it was determined that none of those transactions resulted in a related person having a direct or indirect material interest that would require disclosure as a "related person transaction" under SEC rules. For more information about transactions between Farmer Mac and related persons, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Related Party Transactions" and Note 3 in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by Farmer Mac under the Securities Act or the Exchange Act, except to the extent that Farmer Mac specifically requests that the information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Audit Committee reviewed and recommended approval of a revised Audit Committee Charter, which was approved by the full Board on November 1, 2018. The complete text of the charter, which reflects standards set forth in SEC regulations and NYSE listing requirements, is available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. A print copy of the Audit Committee Charter is available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006. The Audit Committee and the Board review and approve changes to the Audit Committee Charter annually.

In March 2019, the Board determined that: (1) all of the directors who serve on the Audit Committee are "independent," as defined in Farmer Mac's Corporate Governance Guidelines, and under the heightened independence requirements set forth under applicable SEC and NYSE rules for directors serving on the Audit Committee; and (2) Clark Maxwell, a member of the Audit Committee since June 6, 2008, is an "audit committee financial expert," as defined in SEC rules. Mr. Maxwell is not an auditor or accountant for Farmer Mac, does not perform field work, and is not an employee of Farmer Mac. In accordance with the SEC's safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed to be an "expert" for purposes of the federal securities laws. Also, the designation or identification as an audit committee financial expert does not impose on a director any duties, obligations, or liabilities that are greater than those imposed on that director as a member of the Audit Committee and Board in the absence of that designation or identification, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board.

Audit Committee Report for the Year Ended December 31, 2018

To Our Stockholders:

Management is primarily responsible for establishing and maintaining the financial public reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac's consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee, on behalf of the Board, monitors Farmer Mac's financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditor, and the performance of the internal audit function. Farmer Mac's independent auditor is responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management's assessment of the effectiveness of Farmer Mac's internal control over financial reporting. The independent auditor will also express its own opinion on the effectiveness of Farmer Mac's internal control over financial reporting.

Management has represented to the Audit Committee that Farmer Mac's audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed Farmer Mac's audited consolidated financial statements with both management and Farmer Mac's independent auditor before their issuance. The Audit Committee has discussed with the independent auditor its evaluation of the accounting principles, practices, and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditor under rules and regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board (PCAOB) and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed under PCAOB Auditing Standard No. 1301 (Communication With Audit Committees).

As to Farmer Mac's independent auditor, the Audit Committee, among other things, received from PricewaterhouseCoopers LLP the written disclosures as required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence, and discussed with them their independence from Farmer Mac and its management. The Audit Committee has reviewed and pre-approved the audit fees of the independent auditor. It also has approved non-audit services and reviewed fees for services to assure compliance with applicable provisions of the Exchange Act and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence, as well as compliance with Farmer Mac's and the Audit Committee's policies.

The Audit Committee discussed with Farmer Mac's independent auditor the overall scope of and plans for its audit. Finally, the Audit Committee continued to monitor the scope and adequacy of Farmer Mac's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of Farmer Mac's audited consolidated financial statements in Farmer Mac's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission, as filed on February 21, 2019.

Audit Committee

Bruce J. Sherrick, Chairman	Dennis L. Brack
Chester J. Culver	Sara L. Faivre
Clark B. Maxwell	Robert G. Sexton

AUDIT MATTERS

Audit Fees

Farmer Mac incurred an aggregate of $1,546,000 in fees for 2018 and $1,514,000 in fees for 2017 for professional services rendered by PricewaterhouseCoopers LLP for the audit of Farmer Mac's 2018 and 2017 annual financial statements included in Farmer Mac's annual reports on Form 10-K, the audit of management's assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q during 2018 and 2017. Farmer Mac also incurred an aggregate of $18,000 in fees in 2018 and $21,400 in fees for 2017 for out-of-pocket expenses billed by PricewaterhouseCoopers LLP in connection with providing these services.

Audit-Related Fees

Farmer Mac incurred an aggregate of $109,000 in fees for 2018 and $40,000 in fees for 2017 for the services rendered by PricewaterhouseCoopers LLP, including the issuance of comfort letters and consultations on various accounting matters and other technical issues for assurance, that were reasonably related to the performance of the audit of Farmer Mac's annual financial statements and the review of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q and not reported in "—Audit Fees" above.

Tax Fees

Farmer Mac incurred an aggregate of $99,000 in fees for 2018 and $86,300 in fees for 2017 for professional services for tax compliance, tax advice, and tax planning rendered by PricewaterhouseCoopers LLP in tax years 2018 and 2017.

All Other Fees

Farmer Mac incurred an aggregate of $2,800 in fees for both 2018 and 2017 for use of PricewaterhouseCoopers LLP's research and analytics tools. Farmer Mac also incurred $20,000 in fees for 2017 for a company-wide fraud risk training conducted by PricewaterhouseCoopers LLP. A similar fee was not incurred in 2018.

Audit Committee Pre-Approval Policies

Under the Audit Committee Charter and the Audit Committee's pre-approval policy and consistent with SEC policies on auditor independence, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided by Farmer Mac's independent auditor before the engagement of the independent auditor for those services. The Audit Committee handled the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for 2019. The Audit Committee has delegated the authority to grant pre-approvals to the chairman of the Audit Committee if pre-approval is necessary for business purposes and the convening of a meeting of the Audit Committee is not practicable. The chairman’s decisions to grant any pre-approval must be presented to the full Audit Committee at its scheduled meetings. All of the services provided by PricewaterhouseCoopers LLP in 2018 and 2017 were pre-approved by the Audit Committee or the chairman of the Audit Committee, in accordance with the Audit Committee's pre-approval policy.

PROPOSAL 2:
SELECTION OF INDEPENDENT AUDITOR

The By-Laws of Farmer Mac provide that the Audit Committee shall select Farmer Mac's independent auditor "annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting." The Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls. The Audit Committee also ensures that management fulfills its responsibilities in the preparation of Farmer Mac's financial statements.

PricewaterhouseCoopers LLP has served as Farmer Mac's independent auditor since March 2010. In determining whether to reappoint PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for 2019, the Audit Committee considered many factors, including:

•	the professional qualifications of PricewaterhouseCoopers LLP and the lead engagement partner, including their technical expertise and industry knowledge;

•	PricewaterhouseCoopers LLP's independence from Farmer Mac and its processes for maintaining its independence;

•	PricewaterhouseCoopers LLP's depth of understanding of Farmer Mac's business, accounting policies and practices, and internal control over financial reporting;

•	the quality of the Audit Committee's ongoing discussions with PricewaterhouseCoopers LLP and its evaluation of PricewaterhouseCoopers LLP's prior performance;

•	PricewaterhouseCoopers LLP's tenure and the impact on Farmer Mac of changing auditors; and

•	an evaluation of the lead audit partner, who the Audit Committee ensures is rotated at least every five years in accordance with SEC rules and PricewaterhouseCoopers LLP's policies.

Based on these factors and in accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders PricewaterhouseCoopers LLP as Farmer Mac's independent auditor for the fiscal year ending December 31, 2019.

This proposal is presented to the stockholders for approval as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of the independent auditor. The ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditor requires the affirmative vote of a majority of the votes cast by the holders of shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditor for Farmer Mac for 2019. Proxies solicited by the Board will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE THE COMPENSATION
OF FARMER MAC'S NAMED EXECUTIVE OFFICERS

In accordance with SEC rules adopted under the Dodd-Frank Act, Farmer Mac is seeking from its voting stockholders an advisory vote to approve the compensation of Farmer Mac's named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures.

The Dodd-Frank Act requires Farmer Mac to hold an advisory vote to approve the compensation of Farmer Mac's named executive officers at least once every three years. Consistent with the vote of its stockholders at the 2017 Annual Meeting of Stockholders, Farmer Mac is presenting this non-binding vote to its stockholders on an annual basis.

Farmer Mac's executive compensation program is designed to attract, motivate, and retain highly qualified executive officers who are able to achieve corporate objectives, fulfill Farmer Mac's public policy mission, and enhance stockholder value. The Compensation Committee believes that Farmer Mac's executive compensation program reflects a strong pay-for-performance philosophy that is consistent with the risk tolerance of Farmer Mac and reflects the long-term interests of stockholders. The Compensation Discussion and Analysis section beginning on page 24 provides a more detailed discussion of Farmer Mac's executive compensation philosophy and program.

The Compensation Committee believes that Farmer Mac's executive compensation program has been effective at attracting and retaining a high-performing executive team that is appropriately motivated to achieve the strategic, financial, and operational goals established by the Board.

Voting stockholders are being asked to vote on the following resolution:

RESOLVED, that the voting stockholders of the Federal Agricultural Mortgage Corporation approve, on an advisory basis, the compensation of Farmer Mac's named executive officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures.

This advisory vote to approve the compensation of Farmer Mac's named executive officers is not binding. The outcome of the vote on this proposal by stockholders will not require Farmer Mac's Board or the Compensation Committee to take any action on Farmer Mac's executive compensation practices. However, the Board values the opinions of Farmer Mac's stockholders as expressed through their votes and communications and will consider the result of the vote when determining future executive compensation arrangements.

Adoption of this non-binding resolution will require the affirmative vote of a majority of the votes cast by the holders of shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting. The Board of Directors recommends a vote FOR adoption of the resolution approving, on an advisory basis, the compensation of Farmer Mac's named executive officers, as described in this Proxy Statement, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures. Proxies solicited by the Board will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Farmer Mac's officers and directors, and persons who beneficially own more than 10% of a registered class of Farmer Mac's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and owners of more than 10% of Farmer Mac's stock are required by SEC regulations to furnish Farmer Mac with copies of all Forms 3, 4, and 5 filed.

Based solely on Farmer Mac's review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for 2018, Farmer Mac believes that all of its officers, directors, and beneficial owners of greater than 10% of any class of its equity securities complied with all Section 16(a) filing requirements and timely filed all reports applicable to them for transactions during 2018.

SOLICITATION OF PROXIES

Farmer Mac will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy materials. Farmer Mac has retained Georgeson LLC to act as Farmer Mac's proxy solicitation firm for a fee of $5,500 plus expenses. Besides solicitation by mail, employees of Georgeson LLC may solicit proxies by telephone, electronic mail, or personal interview. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation material to the beneficial owners of shares of Voting Common Stock held of record by them, and Farmer Mac will reimburse them for their reasonable expenses.

OTHER MATTERS

In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with its members' best judgment on all other matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting. The Board does not know of any other matter that may properly be presented for action at the Meeting. If any other matters not known at the time this Proxy Statement was printed are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, which includes financial statements. Written requests should be directed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006. A copy of Farmer Mac's most recent Form 10-K is also available on its website (www.farmermac.com) in the "Financial Information" portion of the "Investors" section. Please note that all references to www.farmermac.com and www.sec.gov in this Proxy Statement are inactive textual references only and that the information contained on these websites is not incorporated by reference into this Proxy Statement.
_____________________________
The giving of your proxy will not affect your right to vote your shares personally if you attend the Meeting. In any event, it is important that you complete, sign, and return the enclosed proxy card promptly to ensure that your shares are voted.

By order of the
Board of Directors,

Stephen P. Mullery
Secretary

April 1, 2019
Washington, D.C.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

2019 Annual Meeting of Stockholders

May 9, 2019
8:00 a.m. local time

This Proxy is Solicited on Behalf of the Board of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY — CLASS A

Please mark your votes like this **X**

1. Election of Directors

NOMINEES:

	NOMINEES	
FOR ALL NOMINEES ☐	❍ (01) Dennis L. Brack	________
	❍ (02) James R. Engebretsen	________
WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	❍ (03) Mitchell A. Johnson	________
	❍ (04) Clark B. Maxwell	________
FOR ALL EXCEPT (See instructions below) ☐	❍ (05) Todd P. Ware	________

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

***TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditor for Farmer Mac for the fiscal year ending December 31, 2019.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

	FOR	AGAINST	ABSTAIN
3. Proposal to approve, on an advisory basis, the compensation of Farmer Mac's named executive officers disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 3.

***INSTRUCTIONS TO CUMULATE YOUR VOTE:** To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class A Voting Common Stock you owned on March 8, 2019. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

CONTROL NUMBER

Signature________________________ **Signature, if held jointly**________________________ **Date**__________, **2019.**

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS A VOTING COMMON STOCK
FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
8:00 a.m. on May 9, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2018 Annual Report are available at www.farmermac.com/investors/financial-information/

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 2019

The undersigned hereby appoints John C. Covington, R. Dale Lynch, Stephen P. Mullery, and Bradford T. Nordholm, and any of them, as Proxies for the undersigned and to vote all of the shares of **Class A Voting Common Stock** of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION ("Farmer Mac") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Farmer Mac to be held at 8:00 a.m. on May 9, 2019 at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the election of all nominees, FOR proposal 2, and FOR proposal 3.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

2019 Annual Meeting of Stockholders

May 9, 2019
8:00 a.m. local time

This Proxy is Solicited on Behalf of the Board of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY — CLASS B

Please mark your votes like this **X**

1. Election of Directors

NOMINEES:

FOR ALL NOMINEES	☐	❍ (01) Richard H. Davidson ______
		❍ (02) Everett M. Dobrinski ______
WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	❍ (03) Thomas W. Hill ______
		❍ (04) Robert G. Sexton ______
FOR ALL EXCEPT (See instructions below)	☐	❍ (05) Keri L. Votruba ______

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

***TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditor for Farmer Mac for the fiscal year ending December 31, 2019.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

	FOR	AGAINST	ABSTAIN
3. Proposal to approve, on an advisory basis, the compensation of Farmer Mac's named executive officers disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 3.

***INSTRUCTIONS TO CUMULATE YOUR VOTE:** To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class B Voting Common Stock you owned on March 8, 2019. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

CONTROL NUMBER

Signature______________ **Signature, if held jointly**______________ **Date**__________**, 2019.**

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS B VOTING COMMON STOCK
FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
8:00 a.m. on May 9, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2018 Annual Report are available at www.farmermac.com/investors/financial-information/

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 2019

The undersigned hereby appoints John C. Covington, R. Dale Lynch, Stephen P. Mullery, and Bradford T. Nordholm, and any of them, as Proxies for the undersigned and to vote all of the shares of **Class B Voting Common Stock** of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION ("Farmer Mac") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Farmer Mac to be held at 8:00 a.m. on May 9, 2019 at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the election of all nominees, FOR proposal 2, and FOR proposal 3.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed on the other side)